Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194896

PROSPECTUS

$400,000,000

The William Carter Company

OFFER TO EXCHANGE

$400,000,000 aggregate principal amount of its 5.250% Senior Notes due 2021, the issuance of which has been registered under the Securities

Act of 1933, as amended,

for

all of its outstanding 5.250% Senior Notes due 2021

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all outstanding $400,000,000 5.250% Senior Notes due 2021 (the “outstanding notes”) for an equal amount of 5.250% Senior Notes due 2021 (the “exchange notes” and collectively with the outstanding notes, the “notes”). The terms of the exchange notes are substantially identical to the terms of the outstanding notes except that the issuance of the exchange notes has been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”). We will pay interest on the notes on February 15 and August 15 of each year. The notes will mature on August 15, 2021.

The Exchange Offer:

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for $400,000,000 principal amount of exchange notes that are freely tradable.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on July 31, 2014, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

•	Broker-dealers who acquired the original notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the exchange notes.

The Exchange Notes:

•	The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the outstanding notes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

•	The exchange notes will be fully and unconditionally guaranteed by Carter’s, Inc. and each of the issuer’s current and, subject to certain exceptions, future restricted subsidiaries that guarantees the issuer’s senior secured revolving credit facility or certain other debt of the issuer or the subsidiary guarantors.

Resales of Exchange Notes:

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold except in a transaction registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

You should consider carefully the “Risk Factors” beginning on page 9 of this prospectus before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the effective date of this registration statement, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2014.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in or incorporated by reference into this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are offering to exchange the outstanding notes for the exchange notes only in places where the exchange offer is permitted. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

As used in this prospectus, the terms “Carter’s,” “we,” “us,” “our” and the “Company” refer to Carter’s, Inc. and its subsidiaries on a consolidated basis and the term “issuer” refers to The William Carter Company, in any case unless otherwise stated or the context indicates otherwise.

i

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project,” “estimate,” “intend” or “plan” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations. The potential risks and uncertainties that could cause our actual financial condition, results of operations and future performance to differ materially from those expressed or implied in this prospectus include the risks set forth in the section titled “Risk Factors” and incorporated by reference from our Quarterly Report on Form 10-Q for the period ended March 29, 2014. These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements included or incorporated by reference in this prospectus speak only as of the date of such statement, and we do not undertake, and specifically decline, any obligation to update such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

ii

SUMMARY

This summary highlights the information contained or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that may be important to you, and it is qualified in its entirety by the more detailed information and historical consolidated financial statements, including the notes to those financial statements, which are incorporated by reference in this prospectus. You should carefully read the entire prospectus, including the information incorporated by reference and the information set forth in the section entitled “Risk Factors” before participating in the exchange offer.

Our Company

We are the largest branded marketer in the United States of apparel exclusively for babies and young children. We own two of the most highly recognized and most trusted brand names in the children’s apparel industry, Carter’s and OshKosh B’gosh. Established in 1865, our Carter’s brand is recognized and trusted by consumers for high-quality apparel for children sizes newborn to seven. Established in 1895, OshKosh is a well-known brand, trusted by consumers for apparel for children sizes newborn to 12, with a focus on playclothes for toddlers and young children. Given each brands’ product category emphasis and brand aesthetic, we believe the brands provide a complementary product offering. We have extensive experience in the young children’s apparel market and focus on delivering products that satisfy our consumers’ needs. Our strategy is to market high-quality, essential core products at prices that deliver an attractive value proposition for consumers.

Corporate Information

The issuer is a Massachusetts corporation and a wholly owned subsidiary of Carter’s, Inc., a Delaware corporation. Our principal executive office is located at Phipps Tower, 3438 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30326, and our telephone number is (678) 791-1000. Our Internet address is www.carters.com. Our website and the information contained on our website are not part of this prospectus.

The Exchange Offer

On August 12, 2013, we completed a private offering of the outstanding notes. Concurrently with the private offering, we entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the notes, that we would use commercially reasonable efforts to file an exchange offer registration statement with the SEC by the 270th day after the date of the initial issuance of the outstanding notes (or if such 270th day is not a business day, the next succeeding business day) and cause an exchange offer for the outstanding notes to be consummated by the 360th day after the date of the initial issuance of the outstanding notes (or if such 360th day is not a business day, the next succeeding business day).

General	The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the issuance and sale of the exchange notes have been registered pursuant to an effective registration statement under the Securities Act; and

•	the holders of the exchange notes will not be entitled to the liquidation damages provision of the registration rights agreement, which permits an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer.”

The Exchange Offer	We are offering to exchange $400,000,000 aggregate principal amount of 5.250% Senior Notes due 2021 for all of our outstanding 5.250% Senior Notes due 2021.

The exchange offer will remain in effect for a limited time. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July 31, 2014. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in a denomination equal to $2,000 and any integral multiples of $1,000 in excess of $2,000.

Resale	Based upon interpretations by the Staff of the SEC set forth in no-action letters issued to unrelated third-parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

•	are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	are a broker-dealer that purchased the notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of your business;

•	have an arrangement with any person to engage in the distribution of the exchange notes; or

•	are prohibited by law or policy of the SEC from participating in the exchange offer.

However, we have not obtained a no-action letter, and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on July 31, 2014, unless we decide to extend it. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by following the automatic tender offer program (“ATOP”), procedures established by The Depository Trust Company (“DTC”), for tendering notes held in book-entry form, as described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

For more details, please read “The Exchange Offer—Procedures for Tendering,” “The Exchange Offer—Book-Entry Transfer” and “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Withdrawal Rights	You may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “The Exchange Offer—Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in the exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Dissenters’ Rights	Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC.

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date on which interest has been paid on the outstanding notes. Holders whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the outstanding notes.

Broker-Dealers	Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Certain U.S. Federal Income Tax Considerations	The holder’s receipt of exchange notes in exchange for outstanding notes will not constitute a taxable event for U.S. federal income tax purposes. Please read “Certain Material U.S. Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association, the trustee under the indenture governing the notes, or the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “The Exchange Offer—Fees and Expenses.”

The Exchange Notes

Issuer	The William Carter Company, a Massachusetts corporation.

Notes Offered	Up to $400.0 million aggregate principal amount of 5.250% senior notes due 2021. The exchange notes and the outstanding notes will be considered to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

Interest Rate	Interest on the exchange notes will be payable in cash and will accrue at a rate of 5.250% per annum.

Interest Payment Dates	February 15 and August 15. Interest accrues from the original issue date of the outstanding notes or from the most recent date on which interest has been paid on the outstanding notes.

Maturity	The exchange notes will mature on August 15, 2021.

Guarantees	The exchange notes will be fully and unconditionally guaranteed by Carter’s, Inc. and by each of the issuer’s current and, subject to certain exceptions, future restricted subsidiaries that guarantees the issuer’s senior secured revolving credit facility or certain other debt of the issuer or the subsidiary guarantors. See “Description of Exchange Notes—Guarantees.”

Ranking	The exchange notes and related guarantees will be the issuer’s and the guarantor’s unsecured senior obligations. They will:

•	rank equally in right of payment with all of the issuer’s and the guarantors’ existing and future senior indebtedness from time to time outstanding;

•	rank senior in right of payment to all of the issuer’s and the guarantors’ existing and future subordinated debt;

•	be effectively subordinated to all of the issuer’s and the guarantors’ existing and future secured debt, including debt pursuant to the issuer’s senior secured revolving credit facility, to the extent of the value of the assets securing that secured debt; and

•	be structurally subordinated to all existing and future liabilities (including trade payables) of the issuer’s subsidiaries that do not guarantee the notes, including the borrowings and other credit agreement obligations of one of the issuer’s subsidiaries that is the Canadian Borrower under our senior secured revolving credit facility.

Optional Redemption

The exchange notes will be redeemable, in whole or in part, at any time or from time to time on or after August 15, 2017, at the redemption prices specified under “Description of Exchange Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, such redemption date. At any time and from time to time prior to August 15, 2017, the exchange notes may be redeemed, in whole or in part, at a redemption price of 100% of the principal amount thereof, plus a “make-whole” premium, plus accrued and unpaid interest, if any, to, but not including, such redemption date. In addition, the issuer may redeem up to 35% of the notes at any time or from time to time before August 15, 2016, with the net cash proceeds from certain equity offerings at a redemption price equal to 105.250%, plus accrued and unpaid interest, if any, to, but not including, such redemption date.

Asset Disposition Offer	If the issuer or certain of its subsidiaries sell assets, under certain circumstances, we must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior secured debt or make an offer to purchase a principal amount of the exchange notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the exchange notes will be 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including such redemption date. See “Description of Exchange Notes—Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”

Change of Control	Upon the occurrence of a change of control (as defined in the indenture governing the notes), holders of the exchange notes will have the right, subject to certain conditions, to require the issuer to repurchase their notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, to, but not including, the date of repurchase. See “Description of Exchange Notes—Repurchase at the Option of Holders—Offer to Repurchase upon Change of Control.”

Certain Covenants	The indenture governing the exchange notes will limit the issuer’s ability and the ability of the guarantors (other than Carter’s, Inc.) to, among other things:

•	incur, assume or guarantee additional indebtedness;

•	issue disqualified stock and preferred stock;

•	pay dividends or make distributions or other restricted payments;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments (including joint ventures);

•	incur liens;

•	create restrictions on the payment of dividends or other amounts to us from restricted subsidiaries that are not guarantors of the notes;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	consolidate or merge with or into, or sell substantially all of the issuer’s assets to, another person;

•	designate subsidiaries as unrestricted subsidiaries; and

•	enter into transactions with affiliates.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of Exchange Notes—Certain Covenants.”

Certain of these covenants will be suspended when the notes have investment grade ratings from both Standard & Poor’s Rating Services (“Standard & Poor’s”) and Moody’s Investor Service, Inc. (“Moody’s”). For more details, see “Description of Exchange Notes—Certain Covenants—Covenant Suspension.”

These covenants are subject to important exceptions and qualifications as described under “Description of Exchange Notes—Certain Covenants.”

No Prior Market	The exchange notes will be new securities for which there is no market. Although the initial purchasers have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, a liquid market for the notes may not develop or be maintained.

RISK FACTORS

You should carefully consider the risks described below before participating in the exchange offer. The risks described below are not the only ones facing the Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the exchange notes.

Risks Relating to Our Business

You should read “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 29, 2014, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for information on risks relating to our business.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the exchange notes.

If you do not follow the procedures described in this prospectus for tendering your original notes, you will not receive the exchange notes. Further, if you want to tender your original notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. No one is under any duty to give you notification of any defects or irregularities with respect to tenders of original notes for exchange notes. For additional information, please refer to the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering.”

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Under existing SEC interpretations, we believe the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of ours as such terms are interpreted by the SEC; provided that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. If such a broker-dealer transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such broker-dealer may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Relating to Our Indebtedness and the Exchange Notes

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risk relating to our substantial debt incorporated by reference in this prospectus.

We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the exchange notes and the credit agreement that governs the issuer’s senior secured revolving credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the additional indebtedness incurred in compliance with these restrictions could be substantial. If the issuer incurs any additional indebtedness that ranks equally with the exchange notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the issuer. In addition, to the extent any such indebtedness is secured, it will be effectively senior to the exchange notes, up to the value of the collateral securing such indebtedness. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we now face could intensify. See the sections titled “Description of the Exchange Notes” and “Description of Certain Other Indebtedness.”

The terms of the issuer’s senior secured revolving credit facility and the indenture governing the exchange notes contain restrictions and limitations that could significantly impact our management’s flexibility or our financial and operational flexibility to operate our business and could adversely affect the holders of the exchange notes.

The credit agreement governing the issuer’s senior secured revolving credit facility contains certain restrictive covenants that, among other things, restrict the issuer and its restricted subsidiaries’ ability to:

•	incur, assume or guarantee additional indebtedness;

•	issue disqualified stock and preferred stock;

•	pay dividends or make distributions or other restricted payments;

•	redeem or repurchase capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments (including joint ventures);

•	incur liens;

•	make dividends, loans or asset transfers from the issuer’s subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	consolidate or merge with or into, or sell substantially all of the issuer’s assets to, another person;

•	designate subsidiaries as unrestricted subsidiaries;

•	enter into sale and leaseback transactions;

•	enter into transactions with affiliates; and

•	enter into new lines of business.

In addition, the restrictive covenants in the credit agreement governing the issuer’s senior secured revolving credit facility require the issuer to maintain specified financial ratios and satisfy other financial condition tests. The issuer’s ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that it will meet them.

The indenture governing the exchange notes offered hereby will contain certain restrictive covenants that, among other things, restrict the issuer and its restricted subsidiaries’ ability to:

•	incur, assume or guarantee additional indebtedness;

•	pay dividends or make distributions or other restricted payments;

•	make loans and investments (including joint ventures);

•	incur liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	create restrictions on the payment of dividends or other amounts to the issuer or the issuer’s restricted subsidiaries that are guarantors of the exchange notes from restricted subsidiaries that are not guarantors of the exchange notes;

•	consolidate or merge with or into, or sell substantially all of the issuer’s assets to, another person;

•	designate subsidiaries as unrestricted subsidiaries; and

•	enter into transactions with affiliates.

The restrictions in the indenture governing the exchange notes or under the credit agreement governing the issuer’s senior secured revolving credit facilities may limit our ability to engage in acts that may be in our long-term best interests, and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility

A breach of the covenants under the indenture governing the exchange notes or under the credit agreement governing the senior secured revolving credit facility could result in an event of default under the applicable indebtedness. Such default may allow the holders to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing the issuer’s senior secured revolving credit facility would permit the lenders under the senior secured revolving credit facility to terminate all commitments to extend further credit under that facility.

If our operating performance declines, we may need to seek waivers from the holders of the issuer’s indebtedness to avoid being in default under the instruments governing such indebtedness. If we breach our covenants under our indebtedness, we may not be able to obtain a waiver from the holders of such indebtedness on terms acceptable to us or at all. If this occurs, we would be in default under such indebtedness, the holders of such indebtedness and other lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

Furthermore, if we were unable to repay the amounts due and payable under the issuer’s senior secured revolving credit facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or holders of notes accelerate the repayment of our borrowings, we cannot assure that we would have sufficient assets to repay such indebtedness.

Your right to receive payments on the exchange notes is effectively subordinated to the right of secured debt holders, including lenders under the issuer’s senior secured revolving credit facility, to receive payment to the extent of the value of the assets securing such secured indebtedness.

The indenture governing the exchange notes will permit us to incur a significant amount of secured indebtedness, including indebtedness under the issuer’s senior secured revolving credit facility. Indebtedness under the issuer’s senior secured revolving credit facility will be secured by substantially all tangible and intangible assets owned by the issuer and each guarantor of such indebtedness, including all of the equity interests of the issuer and of the issuer’s and the guarantors’ wholly-owned U.S. subsidiaries and a portion of the equity interests of certain of the issuer’s and the guarantors’ non-U.S. subsidiaries, subject to certain exceptions. The exchange notes will be unsecured and therefore will not have the benefit of any collateral security.

Accordingly, the exchange notes will be effectively subordinated to all secured indebtedness under the issuer’s senior secured revolving credit facility to the extent of the value of the assets securing such indebtedness.

If an event of default occurs under any of our secured indebtedness, the secured lenders will have a prior right to our assets securing such secured indebtedness, to the exclusion of the holders of the exchange notes, even if we are in default under the exchange notes. In that event, our assets securing such secured indebtedness would first be used to repay in full all indebtedness and other obligations secured by our assets, resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the exchange notes and other unsecured indebtedness. Therefore, in the event of any distribution or payment of the issuer’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of notes will participate in the issuer’s and the subsidiary guarantors’ remaining assets ratably with all holders of unsecured indebtedness that is deemed to be of the same class as such notes, and potentially with the issuer’s and such guarantors’ other general creditors, based upon the respective amounts owed to each holder or creditor. Further, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the exchange notes, then that guarantor will be released from its guarantee of the exchange notes automatically and immediately upon such sale. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness. See “Description of Certain Other Indebtedness.”

As of March 29, 2014, we had approximately $180.7 million of borrowing availability under the issuer’s senior secured revolving credit facility, after giving effect to $8.3 million of letters of credit issued under the senior secured revolving credit facility. As of March 29, 2014, the aggregate amount of senior indebtedness outstanding with which the notes will rank equally was approximately $186 million. The indenture governing the exchange notes will permit the issuer to incur substantial additional indebtedness in the future, including senior secured indebtedness.

The exchange notes will be structurally subordinated to all indebtedness of the issuer’s existing and future subsidiaries that are not and do not become guarantors of the exchange notes.

The exchange notes will be guaranteed by all of the issuer’s existing and subsequently acquired or organized direct or indirect subsidiaries that guarantee the senior secured revolving credit facility and, in the future, may be guaranteed by other subsidiaries of the issuer that guarantee the senior secured revolving credit facility or certain other debt of the issuer or the subsidiary guarantors. Except for such guarantors of the exchange notes, the issuer’s subsidiaries, including all of the issuer’s non-U.S. subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. Accordingly, claims of holders of the exchange notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of the issuer’s non-guarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to the issuer or a guarantor of the exchange notes.

In addition, the indenture governing the notes, subject to some limitations, permits the non-guarantor subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these non-guarantor subsidiaries.

In addition, the issuer’s subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the designation of that subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the exchange notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that guarantor.

If any guarantee is released, no holder of the exchange notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the exchange notes. See “Description of Exchange Notes—Brief Description of the Exchange Notes and the Guarantees—Guarantees.”

Subsidiary guarantees of indebtedness under the senior secured revolving credit facility may be released in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the exchange notes.

While any obligations under the senior secured revolving credit facility remain outstanding, any guarantee of the exchange notes may be released without action by, or consent of, any holder of the exchange notes or the trustee under the indenture governing the exchange notes, if the related guarantor is no longer a guarantor of obligations under the senior secured revolving credit facility or certain indebtedness. See “Description of Exchange Notes—Brief Description of the Exchange Notes and the Guarantees—The Guarantees.” You will not have a claim as a creditor against any entity that is no longer a guarantor of the exchange notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of such subsidiaries will effectively be senior to claims of noteholders.

The issuer may not be able to purchase the exchange notes upon a change of control.

Upon the occurrence of a change of control, as defined in the indenture governing the exchange notes, the issuer will be required to offer to purchase all then-outstanding exchange notes at a price of 101% of their principal amount, plus accrued and unpaid interest to, but not including, the purchase date. Additionally, under the senior secured revolving credit facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate the commitments thereunder to lend. The source of funds for any purchase of the exchange notes and repayment of borrowings under the issuer’s senior secured revolving credit facility will be the issuer’s available cash or cash generated from the issuer’s subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The issuer may not be able to purchase the exchange notes upon a change of control because it may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. In addition, the issuer’s failure to purchase the exchange notes after a change of control in accordance with the terms of the indenture could constitute an event of default under the indenture, which in turn would result in a default under the issuer’s senior secured credit facilities. Our inability to repay the indebtedness under the issuer’s senior secured credit facilities would also constitute an event of default under the indenture governing the exchange notes, which could have materially adverse consequences to us and to the holders of the exchange notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under the senior secured credit facilities and the notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control. See “Description of Exchange Notes—Repurchase at the Option of Holders.”

In order to avoid the obligations to repurchase the exchange notes and events of default and potential breaches of the credit agreement governing the issuer’s senior secured revolving credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture that governs the exchange notes, constitute a “change of control” that would require the issuer to repurchase the exchange notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. Such a corporate event may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “change of control” as defined in the indenture governing the exchange notes that would trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a “change of control”

as defined in the indenture governing the exchange notes, the issuer will not be required to make an offer to repurchase the exchange notes and you may be required to continue to hold your exchange notes despite the event. See “Description of Exchange Notes—Repurchase at the Option of Holders—Offer to Repurchase upon Change of Control.”

Investors may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the indenture governing the notes, will require the issuer to make an offer to repurchase all exchange notes then-outstanding. The definition of “change of control” includes a phrase relating to the sale or transfer of “all or substantially all” of the assets of the issuer and the restricted subsidiaries. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require the issuer to repurchase its exchange notes as a result of a sale or transfer of less than all of the issuer’s and the restricted subsidiaries’ assets to another individual, group or entity may be uncertain.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and an active trading market may not develop for the exchange notes.

The outstanding notes were a new issue of securities for which there was no established trading market. We believe the outstanding notes may be eligible for trading by “qualified institutional buyers,” as defined under Rule 144A under the Securities Act, but we do not intend to list the outstanding notes or any exchange notes on any national securities exchange or include the outstanding notes or any exchange notes in any automated quotation system.

We have been advised by the initial purchasers that they intended to make a market in the outstanding notes after the completion of the offering. However, the initial purchasers are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchasers opt not to act or cease to act as market maker for the exchange notes, we cannot assure you that another firm or person will make a market in the exchange notes.

Even if an active trading market for the exchange notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in such market and/or the prices at which you may sell your notes.

U.S. federal and state laws permit courts to void guarantees under certain circumstances.

The exchange notes initially will be guaranteed by Carter’s, Inc. and certain of the issuer’s subsidiaries that guarantee the issuer’s senior secured revolving credit facility and, in the future, may be guaranteed by other subsidiaries of the issuer that guarantee the senior secured revolving credit facility or certain other debt of the issuer or the subsidiary guarantors. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy, insolvency or reorganization case or lawsuit is commenced by or on behalf of one of our unpaid creditors. Under these laws, a court could void the obligations under the guarantee, subordinate the guarantee of the exchange notes to that guarantor’s other debt or take other action detrimental to holders of the exchange notes and the guarantees of the exchange notes, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee to delay, hinder, defeat or defraud present or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee;

•	was insolvent or rendered insolvent by reason of issuing the guarantee;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the liquidation value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

•	it cannot meet its obligations as they generally become due.

We cannot be sure as to the standard that a court would use to determine whether or not a guarantor was solvent at the relevant time or, regardless of the standard that the court uses, that the issuance of the guarantee would not be voided or the guarantee would not be subordinated to the guarantor’s other debt. If such a case were to occur, the guarantee could also be subject to the claim that the guarantee was incurred for the issuer’s benefit and only indirectly for the benefit of the guarantor and that as a result the obligations of the applicable guarantor were incurred for less than fair consideration.

Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. In a Florida bankruptcy case, this kind of provision was found to be ineffective to preserve the guarantee. Even if the guarantees of the exchange notes remains in force, the remaining amount due and collectible under the guarantee may not be sufficient to pay the exchange notes in full when due.

Because each guarantor’s liability under its guarantee may be reduced to zero, voided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

The exchange notes will have the benefit of the guarantees by the guarantors. However, the guarantees by the guarantors will be limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Furthermore, under the circumstances discussed more fully above under “—U.S. federal and state laws permit courts to void guarantees under certain circumstances,” a court under federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, the notes will lose the benefit of a particular guarantee if it is released under certain circumstances. See “Description of Exchange Notes—Brief Description of the Exchange Notes and the Guarantees—The Guarantees.” You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the exchange notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Redemption may adversely affect your return on the exchange notes.

The issuer has the right to redeem some or all of the exchange notes prior to maturity, as described under “Description of Exchange Notes—Optional Redemption.” The issuer may redeem the exchange notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the exchange notes. If the notes are only partially redeemed, it may have an adverse effect on the liquidity of the exchange notes.

The credit ratings assigned to the exchange notes may not reflect all risks of an investment in the exchange notes.

The credit ratings assigned to the notes reflect the rating agencies’ assessments of our ability to make payments on the exchange notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the exchange notes. These credit ratings, however, may not reflect the potential impact of risks related to the structure, market or other factors related to the value of the exchange notes. Any future lowering of the ratings likely would make it more difficult or more expensive for us to obtain additional debt financing.

Changes in our credit rating could adversely affect the market prices or liquidity of the exchange notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of the industry in which we operate. We cannot be sure that credit rating agencies will maintain their initial ratings on the exchange notes. A negative change in our ratings could have an adverse effect on the market prices of the exchange notes.

Many of the restrictive covenants contained in the indenture governing the exchange notes will not apply during any period in which the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the restrictive covenants contained in the indenture governing the exchange notes will not apply to the issuer or the issuer’s restricted subsidiaries during any period in which the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s, provided that at such time no default or event of default has occurred and is continuing. Such covenants will include restrictions on, among other things, the ability to make certain distributions, incur indebtedness and enter into certain other transactions. There can be no assurance that the exchange notes will ever be rated investment grade or that if the exchange notes ever are rated investment grade they will maintain these ratings. However, suspension of these covenants would allow the issuer and the restricted subsidiaries to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture governing the exchange notes. See “Description of Exchange Notes—Certain Covenants—Covenant Suspension.”

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Under the registration rights agreement, we agreed to use commercially reasonable efforts to file an exchange offer registration statement with the SEC by the 270th day after August 12, 2013 (or if such 270th day is not a business day, the next succeeding business day) and cause an exchange offer for the exchange notes to be consummated by the 360th day after August 12, 2013 (or if such 360th day is not a business day, the next succeeding business day).

Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for the outstanding notes. We will keep the exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders. For each note surrendered pursuant to the exchange offer, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on such note, from the date of its original issue.

Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and, subject to certain exceptions, the outstanding notes will continue to be subject to certain restrictions on transfer.

Subject to certain conditions, including the representations set forth below, the exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the exchange offer, a holder must represent to us in writing, or be deemed to represent to us in writing, among other things, that:

•	the holder is not an “affiliate” of ours;

•	the holder is not engaged and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

•	the holder is acquiring the exchange notes in its ordinary course of business.

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement covering resales of the outstanding notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of ours;

•	is a broker-dealer that purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July 31, 2014, or such date and time to which we extend the exchange offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. Outstanding notes may be tendered only in a denomination equal to $2,000 and any integral multiples of $1,000 in excess of $2,000.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

As of the date of this prospectus, $400 million in aggregate principal amount of outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to the registered holders of the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof, with written confirmation of any oral notice to be given promptly thereafter, to Wells Fargo Bank, National Association, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer,” any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on July 31, 2014, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice prior to 9:00 a.m., with written confirmation of any oral notice to be given promptly thereafter, New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time on such date. Any such announcement will include the approximate number of securities deposited as of the date of the extension. We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment, and we will extend the offer period, if necessary, so that at least five business days remain in the offer following notice of the material change.

Procedures for Tendering

When a holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wells Fargo Bank, National Association, which will act as the exchange agent, at the address set forth below under the heading “—Exchange Agent”; or

•	comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below.

In addition, either:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form to the exchange agent and as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities.

Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and at the time of the commencement of the exchange offer neither the holder nor, to the knowledge of such holder, that other person receiving exchange notes from such holder has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes issued in the exchange offer in violation of the provisions of the Securities Act. If any holder or any other person receiving exchange notes from such holder is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act to be acquired in the exchange offer, the holder or any other person:

•	may not rely on applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such exchange notes issued in the exchange offer). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the registration rights agreement. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid or, if no interest has been paid, from the issue date of the outstanding notes. Holders of exchange notes will not receive any payment in respect of accrued interest on outstanding notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal or an agent’s message; and all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the nonexchanged notes will be credited to an account maintained with DTC.

We will return the outstanding notes or have them credited to DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will be deemed to include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

DTC’s ATOP program is the only method of processing the exchange offer through DTC. To tender outstanding notes through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. Any instruction through ATOP, such as an agent’s message, is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for your tender through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by facsimile transmission

(receipt confirmed by telephone and an original delivered by guaranteed overnight courier), mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered, the names in which such outstanding notes are registered, if applicable, the certificate number or numbers of such outstanding notes and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book- entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

You may withdraw tenders of your outstanding notes at any time prior to the expiration of the exchange offer.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person that has tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the outstanding notes withdrawn will be credited to an account at the book-entry transfer facility. The outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we may (a) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (b) extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those outstanding notes, or (c) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn, if we determine, in our reasonable judgment, that (i) the exchange offer violates applicable laws or, any applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the exchange offer have not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the prospectus relating to the outstanding notes. After completion of the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register the outstanding notes under the Securities Act. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. Wells Fargo Bank, National Association, has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:	Facsimile:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121	Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Building	(eligible institutions only) (612) 667-6282
P.O. Box 1517 Minneapolis, MN 55480	Sixth St. & Marquette Ave. Minneapolis, MN 55479	12th Floor 608 Second Ave. South Minneapolis, MN 55402	For Information of Confirmation: (800) 344-5128

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, legal, printing and related fees and expenses. Notwithstanding the foregoing, holders of the outstanding notes shall pay all agency fees and commissions and underwriting discounts and commissions, if any, attributable to the sale of such outstanding notes or exchange notes.

Accounting Treatment

We will record the exchange notes at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the exchange notes are substantially identical to those of the outstanding notes. The debt issue costs associated with the exchange offer will be capitalized and amortized over the terms of the exchange notes.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register or issue exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes. If satisfactory evidence of payment of such taxes or exception therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. Notwithstanding the foregoing, holders of the outstanding notes shall pay transfer taxes, if any, attributable to the sale of such outstanding notes or exchange notes. If a transfer tax is imposed for any reason other than the transfer and exchange of outstanding notes to the Company or its order pursuant to the exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

USE OF PROCEEDS

The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive outstanding notes in a like principal amount. We will retire or cancel all of the outstanding notes exchanged in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown:

	Year Ended January 2, 2010	Year Ended January 1, 2011	Year Ended December 31, 2011	Year Ended December 29, 2012	Year Ended December 28, 2013
Ratio of earnings to fixed charges	6.5x	8.0x	6.1x	7.4x	5.8x

These ratios are computed by dividing the total earnings by the total fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings represent pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior secured revolving credit facility

Our senior secured revolving credit facility provides for $375.0 million in senior secured financing, consisting of a $340.0 million U.S. dollar revolving credit facility and a $35.0 million multicurrency revolving credit facility, with a $175.0 million sublimit for U.S. dollar letters of credit and a $15.0 million sublimit for multicurrency letters of credit. The issuer is the borrower under the U.S. dollar revolving credit facility and the issuer and the Genuine Canadian Corp., the Canadian Borrower, are the borrowers under the multicurrency revolving credit facility.

The senior secured revolving credit facility provides the issuer with the right to request up to $75 million of additional commitments under the senior secured revolving credit facility and/or one or more tranches of term loans. The lenders under the senior secured revolving credit facility will not be under any obligation to provide any such additional commitments, and any increase in commitments or incurrence of term loans is subject to customary conditions precedent. If the issuer were to request any such additional commitments or term loans, and the existing lenders or new lenders were to agree to provide such commitments, the facility size could be increased to up to $450 million.

As of March 29, 2014, we had $186 million outstanding under the senior secured revolving credit facility and $180.7 million of undrawn availability (after giving effect to approximately $8.3 million of outstanding letters of credit).

The senior secured revolving credit facility also provides for borrowings in currencies other than U.S. dollars or Canadian dollars, subject to certain limitations. For revolving loans bearing interest based on an adjusted British Bankers Association LIBOR rate (or approved successor rate) (the “LIBOR Rate”), interest accrues for one, two, three, six or if, generally available, nine- or twelve-month interest periods (but is payable not less frequently than every three months) at a rate of interest per annum equal to the LIBOR rate, plus an applicable margin ranging from 1.50% to 2.25%, based upon a lease-adjusted leverage-based pricing grid.

The secured revolving credit facility provides for different pricing options based on, among other things, the currency being borrowed and our leverage. Amounts outstanding under the secured revolving credit facility as of December 28, 2013 were accruing interest at a LIBOR rate plus 2.00%.

We are generally not required to make principal payments on debt outstanding under our senior secured revolving credit facility prior to the final maturity date thereof. The maturity date of our senior secured revolving credit facility is August 31, 2017.

We are required to pay a commitment fee ranging from 0.30% to 0.45% per annum, based on our lease adjusted leverage ratio, on the unutilized commitments. We must also pay customary letter of credit fees and agency fees.

Our senior secured revolving credit facility generally does not mandate payment or prepayment of loans prior to the scheduled maturity of the facility, but if amounts outstanding under the facility exceed the commitments (or certain types of borrowings and/or outstanding letters of credit exceed the applicable sublimits), we will be forced to pay down the facility to remain in compliance with the credit agreement governing our senior secured revolving credit facility.

We are able to voluntarily prepay outstanding loans under our senior secured revolving credit facility at any time without premium or penalty (other than customary “breakage” costs with respect to LIBOR-based and certain other loans).

Our senior secured revolving credit facility is unconditionally guaranteed by us and certain of the issuer’s existing direct and indirect domestic subsidiaries. Such facility must also be guaranteed by certain of the issuer’s future direct and indirect domestic subsidiaries. Generally, obligations under our senior secured revolving credit facility, and the guarantees of those obligations, will be secured, subject to certain exceptions, by substantially all of our assets and the assets of the issuer and the subsidiary guarantors, including:

•	a first-priority pledge of all of the capital stock of the issuer and capital stock directly held by the issuer and the subsidiary guarantors (which pledge, in the case of the capital stock of any foreign subsidiary, is expected to be limited to 65% of the stock of any first-tier foreign subsidiary); and

•	a first-priority security interest in substantially all of our, the issuer’s and the subsidiary guarantors’ tangible and intangible assets.

The obligations of our Canadian subsidiary under the credit agreement governing our senior secured revolving credit facility are guaranteed by us, the issuer and the subsidiary guarantors, but such Canadian entity does not pledge its assets as collateral for or guarantee our indebtedness thereunder.

The senior secured revolving credit facility contains and defines financial covenants, including a lease adjusted leverage ratio (defined as, with certain adjustments, the ratio of the issuer’s consolidated indebtedness plus six times rent expense to consolidated net income before interest, taxes, depreciation, amortization, and rent expense (“EBITDAR”)) not to exceed (x) if such period ends on or before December 31, 2016, 3.75:1.00 and (y) if such period ends after December 31, 2016, 3.50:1.00; and a consolidated fixed charge coverage ratio (defined as, with certain adjustments, the ratio of consolidated EBITDAR to consolidated fixed charges (defined as interest plus rent expense)), for any such period not to be less than 2.50:1.00.

The senior secured revolving credit facility contains a number of negative covenants that, among other things and subject to certain exceptions, restrict the ability of the issuer and the ability of its subsidiaries to:

•	incur, assume or guarantee additional indebtedness;

•	issue disqualified stock and preferred stock;

•	pay dividends or make distributions or other restricted payments

•	redeem or repurchase capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments (including joint ventures);

•	incur liens;

•	make dividends, loans or asset transfers from the issuer’s subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	consolidate or merge with or into, or sell substantially all of the issuer’s assets to, another person;

•	designate subsidiaries as unrestricted subsidiaries;

•	enter into sale and leaseback transactions;

•	enter into transactions with affiliates; and

•	enter into new lines of business.

The covenants limiting dividends and other restricted payments, investments, loans, advances and acquisitions, and prepayments or redemptions of indebtedness, each permit the restricted actions in an unlimited amount, subject to compliance with a lease adjusted leverage ratio of 3.50:1.00 and undrawn availability of at least $50,000,000 under the senior secured revolving credit facility. EBITDAR is used in the calculation of the lease adjusted leverage ratio. The senior secured revolving credit facility also contains certain customary affirmative covenants and events of default.

The summary herein of certain provisions of the senior secured revolving credit facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the credit agreement governing the senior secured revolving credit facility, copies of which are available upon request to the initial purchasers.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the caption “Certain Definitions.” In this description, (i) the word “Company” refers only to The William Carter Company and not to any of its Subsidiaries and (ii) the words “us,” “we” and “our” refer to the Company and its consolidated Subsidiaries. In this description, the word “Carter’s” refers only to Carter’s, Inc., the direct parent company of the Company, and not to any of its Subsidiaries.

The terms of the exchange notes are identical in all material respects to the outstanding notes except that, upon completion of the exchange offer, the exchange notes will be free of any covenants regarding exchange registration rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Unless otherwise noted, all references to “$” refer to U.S. dollars. The registered holder of any note will be treated as the owner of it for all purposes, except where otherwise required by applicable law. Only registered holders will have rights under the indenture.

The Company issued $400.0 million in aggregate principal amount of 5.250% senior notes due 2021 (the “Notes”) under an indenture to be dated as of the Issue Date (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You may obtain a copy of the Indenture and the forms of the Notes offered hereby from the Company at our address set forth under the heading “Summary—Corporate Information.”

A registered holder of a Note (each, a “Holder”) will be treated as its owner for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Exchange Notes and the Guarantees

The Notes

These Notes will be:

•	general unsecured obligations of the Company;

•	pari passu in right of payment with all of the Company’s existing and future unsecured, unsubordinated Indebtedness;

•	effectively subordinated to all of the Company’s existing and future secured Indebtedness, including Indebtedness under the Credit Agreement, to the extent of the value of the assets securing such Indebtedness, including the borrowings and other credit agreement obligations of one of the issuer’s subsidiaries that is the Canadian Borrower under our senior secured revolving credit facility;

•	senior in right of payment to any of the Company’s future Indebtedness that is, by its terms, expressly subordinated in right of payment to the Notes; and

•	structurally subordinated to all liabilities (including trade payables) of the Company’s Subsidiaries that are not Guarantors.

The Guarantees

The Notes will be guaranteed by Carter’s and all of the Restricted Subsidiaries of the Company that are guarantors of the Company’s obligations under the Credit Agreement.

The Guarantees of the Notes will be:

•	general unsecured obligations of each Guarantor;

•	pari passu in right of payment with all existing and future unsecured, unsubordinated Indebtedness of each Guarantor;

•	effectively subordinated to any secured Indebtedness of each Guarantor (including each Guarantor’s guarantee of the Credit Agreement) to the extent of the value of the assets securing such Indebtedness; and

•	senior in right of payment to any future Indebtedness of each Guarantor that is, by its terms, expressly subordinated in right of payment to the Guarantee of such Guarantor.

The obligations of each Guarantor under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor. See “Risk Factors—Risks Related to the Exchange Notes—U.S. federal and state laws permit courts to void guarantees under certain circumstances.”

As of December 28, 2013, the Company and the Guarantors had total secured Indebtedness of $186.0 million (excluding outstanding but undrawn letters of credit of $9.5 million), and $179.5million of additional secured Indebtedness would have been available to be borrowed under the Credit Agreement. The Indenture permits us to incur additional Indebtedness, including secured Indebtedness on the terms and conditions set forth in the Indenture. In addition, the Company’s parent company, Carter’s, will not be subject to any restrictive covenants under the Indenture, including the covenants set forth below under the captions “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Certain Covenants—Liens.” As of the date hereof, all of our subsidiaries (except subsidiaries that are Affiliated Charitable Organizations, if any), including our Excluded Subsidiaries, are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “Certain Covenants—Restricted Payments,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture and will not guarantee these Notes. As of the Issue Date, all of our Subsidiaries, except for our Excluded Subsidiaries and subsidiaries that are Affiliated Charitable Organizations, will Guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

The Guarantee of a Guarantor will be released:

(1) upon any sale or other disposition (by merger, amalgamation, consolidation or otherwise) of (i) all or substantially all of the assets of that Guarantor in accordance with the Indenture or (ii) the Capital Stock of such Guarantor, in each case, after which the applicable Guarantor is no longer a Restricted Subsidiary;

(2) if such Guarantor merges with and into the Company, with the Company surviving such merger;

(3) if such Guarantor is designated an Unrestricted Subsidiary in accordance with the Indenture or otherwise ceases to be a Restricted Subsidiary (including by way of liquidation or dissolution) in a transaction permitted by the Indenture;

(4) if we exercise our Legal Defeasance option or Covenant Defeasance option as described under “Legal Defeasance and Covenant Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture as described under “Satisfaction and Discharge”;

(5) if a Subsidiary Guarantor ceases to be a Wholly Owned Restricted Subsidiary and such Subsidiary Guarantor is not otherwise required to provide a Subsidiary Guarantee of the Notes pursuant to the provisions described under “Certain Covenants—Additional Guarantees”; or

(6) upon the release or discharge of the guarantee by such Guarantor (other than Carter’s) of Indebtedness under the Credit Agreement, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to the covenant described under “Certain Covenants—Additional Guarantees”).

Principal, Maturity and Interest

The Company will issue an aggregate principal amount of $400.0 million of Notes in this offering pursuant to the Indenture. From time to time after this offering, the Company may issue additional Notes (the “Additional Notes”) having identical terms and conditions as the Notes being issued in this offering except for issue date, issue price and first interest payment date. The Notes and any Additional Notes subsequently issued would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemption and offers to purchase. Any offering of Additional Notes under the Indenture is subject to the covenant described below under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on August 15, 2021.

Interest on the Notes will accrue at the rate of 5.250% per annum from the Issue Date. Interest is payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2014. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding February 15 and August 15.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on the Notes owned by such Holder in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.

We will pay principal of, premium, if any, and interest on, the Notes in global form registered in the name of The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Notes.

Paying Agent and Registrar for the Notes

The Trustee is currently the Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Optional Redemption

On or after August 15, 2017, the Company may redeem all or a part of the Notes from time to time upon notice as set forth under “Selection and Notice of Redemption” below, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to (but excluding) the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Redemption Year	Price
2017	102.625%
2018	101.313%
2019 and thereafter	100.000%

Prior to August 15, 2016, the Company may on any one or more occasions redeem up to 35.0% of the aggregate principal amount of Notes and Additional Notes (taken together) issued under the Indenture with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 105.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65.0% of the aggregate principal amount of Notes and Additional Notes (taken together) issued under the Indenture remains outstanding after each such redemption; and

(2) the redemption occurs within 90 days after the closing of such Equity Offering.

In addition, at any time prior to August 15, 2017, the Company may redeem all or a part of the Notes from time to time upon notice as set forth under “Selection and Notice of Redemption” below, at a redemption price equal to 100.0% of the principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest, if any, to (but excluding) the redemption date.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) the present value at such time of (1) the redemption price of such Note at August 15, 2017 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note (excluding accrued and unpaid interest to such redemption date) through August 15, 2017, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note on such redemption date.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to August 15, 2017; provided, however, that if the period from the redemption date to August 15, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

If an optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date.

Selection and Notice of Redemption

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate in accordance with DTC procedures.

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail or otherwise delivered in accordance with the rules of DTC at least 30 but not more than 60 days before the redemption date (provided, that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture) to each Holder of Notes to be redeemed at its registered address.

Notice of any redemption of Notes described herein, whether in connection with an Equity Offering or otherwise, may be given prior to such redemption, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date as stated in such notice, or by the redemption date as so delayed. The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Subject to the satisfaction of any conditions precedent relating thereto, Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes, however the Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase at the Option of Holders

Offer to Repurchase upon Change of Control

If a Change of Control occurs, unless the Company has previously or concurrently delivered or mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to the “Change of Control Offer.” In the Change of Control Offer, the Company will offer a “Change of Control Payment” in cash equal to 101.0% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest to the date of purchase. Within 30 days following any Change of Control, the Company will mail or deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the “Change of Control Payment Date” specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or deliver to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer if a third-party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the Change of Control Offer.

A Change of Control will constitute an event of default under the Credit Agreement and may constitute an event of default under other Credit Facilities. Agreements governing existing or future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. The agreements governing existing or future Indebtedness of the Company may prohibit the Company from repurchasing the Notes upon a Change of Control unless such existing or future Indebtedness, as the case may be, has been repurchased or repaid. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. In addition, we cannot assure you that in the event of a Change of Control the Company will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer. In addition, the definition of “Change of Control” under the Indenture may not correspond exactly to the definition of “change of control” (or similar term) under the Company’s other Indebtedness, and as a result, a “change of control” offer may be made to holders of all or some of such other Indebtedness after a transaction that does not constitute a Change of Control under the Indenture.

The definition of “Change of Control” includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Change of Control Offer feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control Offer feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no current intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Moreover, in the future we could, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Offer to Repurchase by Application of Excess Proceeds of Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75.0% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision only (and specifically not for the purposes of the definition of “Net Proceeds”), each of the following shall be deemed to be cash:

(i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are (x) assumed by the transferee of any such assets or (y) otherwise cancelled or terminated in connection with the transaction (other than intercompany debt owed to the Company or any of its Restricted Subsidiaries);

(ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that within 180 days are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash and Cash Equivalents received in that conversion);

(iii) the fair market value of (x) any assets (other than securities or current assets) received by the Company or any Restricted Subsidiary that will be used or useful in a Related Business, (y) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Related Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Equity Interests by the Company or the applicable Restricted Subsidiary or (z) a combination of (x) and (y);

(iv) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 3.0% of Consolidated Total Assets, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(v) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Company or any of its Restricted Subsidiaries), to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale.

Within a period of 365 days after the receipt of any Net Proceeds of any Asset Sale (provided that if during such 365-day period after the receipt of any such Net Proceeds the Company (or the applicable Restricted Subsidiary) enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (B) or (C) of this paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement)), the Company or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale:

(A) to permanently reduce:

(i) Obligations under any Credit Facilities (other than unsecured Credit Facilities), and to correspondingly reduce commitments with respect thereto;

(ii) Obligations under Indebtedness of the Company or a Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, which is secured by a Lien that is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(iii) Obligations under other Indebtedness (and to correspondingly reduce commitments with respect thereto) except Subordinated Indebtedness; provided that the Company shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption” or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for a Net Proceeds Offer) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes to be repurchased, to (but excluding) the date of repurchase; or

(iv) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(B) to make (i) an Investment in any one or more businesses; provided, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (ii) capital expenditures, (iii) acquisitions of other properties or (iv) acquisitions of other assets, in the case of each of (i), (ii), (iii) and (iv), used or useful in a Related Business; or

(C) to make (i) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (ii) acquisitions of other properties or (iii) acquisitions of other assets that, in each of (i), (ii) and (iii), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

Pending the final application of such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under the Credit Facilities or any other revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents, in each case in a manner not prohibited by the Indenture. Subject to the last sentence of this paragraph, on the 366th day (as extended by up to the earlier of 180 days and the termination of such binding agreement pursuant to the provisions in the preceding paragraph) after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale as set forth in clause (A), (B) or (C) of the second preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Proceeds which have not been applied (or committed to be applied pursuant to a definitive agreement as described above) on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A), (B) or (C) of the second preceding sentence (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and, if required by the terms of any other Indebtedness of the Company ranking pari passu with the Notes in right of payment and which has similar provisions requiring the Company either to make an offer to repurchase or to otherwise repurchase, redeem or repay such Indebtedness with the proceeds from Asset Sales (the “Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis (in proportion to the respective principal amounts or accreted value, as the case may be, of the Notes and any such Pari Passu Indebtedness) an aggregate principal amount of Notes (plus, if applicable, an aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100.0% of the principal amount of the Notes (or 100.0% of the principal amount or accreted value, as the case may be, of such Pari Passu Indebtedness), plus accrued and unpaid interest thereon, if any, to the Net Proceeds Offer Payment Date; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $50.0 million resulting from one or more Asset Sales (at which time the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $50.0 million, shall be applied as required pursuant to this paragraph, and in which case the Net Proceeds Offer Trigger Date shall be deemed to be the earliest date that the Net Proceeds Offer Amount is equal to or in excess of $50.0 million).

Each Net Proceeds Offer will be mailed or delivered to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in denominations of $2,000 or integral multiples of $1,000 in excess thereof in exchange for cash. To the extent that the aggregate principal amount of Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) validly tendered by the Holders thereof and not withdrawn exceeds the Net Proceeds Offer Amount, Notes of tendering Holders (and, if applicable, Pari Passu Indebtedness tendered by the holders thereof) will be purchased on a pro rata basis (based on the principal amount of the Notes and, if applicable, the principal amount or accreted value, as the case may be, of any such Pari Passu Indebtedness tendered and not withdrawn). To the extent that the aggregate amount of the Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of any Pari Passu Indebtedness) tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

The Company or the applicable Restricted Subsidiary, as the case may be, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company or such Restricted Subsidiary shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Certain Covenants

Covenant Suspension

If on any date following the Issue Date the Notes have an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing under the Indenture (a “Covenant Suspension Event”), then beginning on that day and subject to the provisions of the following paragraphs, the provisions specifically listed under the following captions in the prospectus will be suspended:

•	“Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”

•	“Certain Covenants—Restricted Payments,”

•	“Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“Certain Covenants—Limitations on Layering Indebtedness,”

•	“Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

•	clause (a)(ii) of “Certain Covenants—Merger, Consolidation or Sale of Assets,”

•	“Certain Covenants—Transactions with Affiliates” and

•	“Certain Covenants—Additional Guarantees”

(collectively, the “Suspended Covenants”). The period during which covenants are suspended pursuant to this section is called the “Suspension Period.”

During any Suspension Period, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of “Unrestricted Subsidiary.”

The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the Net Proceeds Offer Amount shall be reset to zero.

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the third preceding sentence and, subsequently, one of the Rating Agencies withdraws its ratings or downgrades the rating assigned to the Notes so that the Notes no longer have Investment Grade Ratings from both Rating Agencies (the “Reversion Date”), then the Company and the Restricted Subsidiaries will from such time and thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries or events occurring prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided, that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though the covenant described below under the caption “Certain Covenants—Restricted Payments” had been in effect prior to, but not during, the Suspension Period; (ii) all Indebtedness incurred, Disqualified Stock of the Company or Restricted Subsidiaries issued or Preferred Stock of its Restricted Subsidiaries issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the second paragraph of “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred

Stock;” provided, that all Indebtedness outstanding on the Reversion Date under the Credit Agreement shall be deemed incurred or issued pursuant to clause (1) of the second paragraph of “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” (up to the maximum amount of such Indebtedness that would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date); (iii) any Affiliate Transaction entered into after such Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (4) of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates”; (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of the first paragraph of the covenant described under “Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1) of the second paragraph of the covenant described under “Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and (v) no Subsidiary of the Company shall be required to comply with the covenant described under “Certain Covenants—Additional Guarantees” after such reinstatement with respect to any guarantee entered into by such Subsidiary during any Suspension Period.

On and after each Reversion Date, the Company and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (in the recipient’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger or consolidation involving the Company, other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company;

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (6) and (21) of the second paragraph of the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(b) the payment, redemption, defeasance, purchase, repurchase, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, defeasance, purchase, repurchase, acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended Test

Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1) and (11)(c) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph (and for the avoidance of doubt, all other Permitted Investments)), is less than the sum, without duplication, of:

(i) 50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs to and ending on the last day of the most recently ended Test Period preceding such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100.0% of such deficit); plus

(ii) 100.0% of the aggregate net proceeds and the fair market value of marketable securities or other property received by the Company since the Issue Date (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (22) of the second paragraph of “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) from the issue or sale of:

(1) (A) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any direct or indirect parent company of the Company or any of the Company’s Restricted Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net proceeds or other property are actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(2) debt securities of the Company that have been converted into or exchanged for Equity Interests of the Company or any of its direct or indirect parent companies;

provided, that this clause (ii) shall not include the proceeds from (W) Refunding Capital Stock (as defined below) applied in accordance with clause (2) of the next succeeding paragraph, (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (Z) Excluded Contributions; plus

(iii) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company following the Issue Date (other than (W) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (22) of the second paragraph of “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” (X) by a Restricted Subsidiary, (Y) any Excluded Contributions and (Z) net cash proceeds that constitute net cash proceeds from the sale of Designated Preferred Stock); plus

(iv) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(1) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries (other than by the Company or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Company or its Restricted Subsidiaries, in each case after the Issue Date (in each case, other than Restricted Investments made by the Company or a Restricted Subsidiary pursuant to clause (5) or (6) of the next succeeding paragraph); or

(2) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clauses (5), (6) or (17) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Investment) in each case, after the Issue Date; plus

(v) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clauses (5), (6) or (17) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment, but, to the extent exceeding the amount of such Investment, including such excess amounts of cash or fair market value.

The preceding provision will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or Subordinated Indebtedness of the Company or any Restricted Subsidiary or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock or Excluded Contributions) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Restricted Subsidiaries) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (11)(a) or (b) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement under clauses (11)(a) or (b) of this paragraph;

(3) the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of, the substantially concurrent sale of, new Indebtedness of the Company or a Guarantor or Disqualified Stock of the Company or a Guarantor, (ii) Disqualified Stock of the Company or a Guarantor made by exchange for, or out of the proceeds of, the substantially concurrent sale of, Disqualified Stock or Subordinated Indebtedness of the Company or a Guarantor, (iii) Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of, the substantially concurrent sale of, Disqualified Stock of a Restricted Subsidiary that is not a Guarantor that, in the case of each of the foregoing clauses (i) through (iii), is Permitted Refinancing Indebtedness incurred or issued, as applicable, in compliance with “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and (iv) any Subordinated Indebtedness or Disqualified Stock which constitutes Acquired Debt;

(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any direct or indirect parent company of the Company held by any past, present or future employee, director, officer, member of management or consultant of the Company or any Restricted Subsidiary of the Company or any direct or indirect parent company of the Company (or their respective Controlled Investment Affiliates and Immediate Family Members) pursuant to any shareholder, employee, manager or director equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription, co-investor agreement or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company of the Company in connection with any such repurchase, redemption, retirement or other acquisition); provided that the aggregate amount of Restricted Payments (including Restricted Payments made by the Company to permit any direct or indirect parent company of the Company to make such payments) made pursuant to this clause (4) shall not exceed $15.0 million in any calendar year, with unused amounts in any calendar year being carried over for use in succeeding calendar years, subject to a maximum (without giving effect to the following proviso) of $30.0 million paid in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the cash proceeds from any sale of Equity Interests of any of the Company’s direct or indirect parent companies, in each case to any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph or designated an Excluded Contribution; plus

(ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries (or by any direct or indirect parent company to the extent contributed to the Company) after the Issue Date; less

(iii) any amounts previously applied to the payment of Restricted Payments pursuant to clauses (i) and (ii) of this clause (4);

(5) Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (5), not to exceed $100.0 million;

(6) Permitted Additional Restricted Payments;

(7) Restricted Payments to Carter’s, and Restricted Payments to any other direct or indirect parent company of the Company, including the declaration and payment of dividends or distributions by the

Company or a Restricted Subsidiary to, or the making of loans or advances to, Carter’s and/or any of their respective direct or indirect parent companies in amounts required for Carter’s or any other such direct or indirect parent company to pay, in each case without duplication,

(i) franchise, excise and similar taxes, and other fees and expenses required to maintain their corporate or other legal existence;

(ii) for any taxable period for which the Company and/or any of its Subsidiaries are members of a consolidated, combined or unitary tax group for U.S federal, state, local or foreign income or similar tax purposes of which a direct or indirect parent company of the Company is the common parent (a “Tax Group”), the portion of the relevant federal, state, local or foreign income or similar taxes (as applicable) of such Tax Group for such taxable period that is attributable to the income of the Company and its Restricted Subsidiaries that are members of such group and, to the extent of the amount of dividends or distributions actually received from Unrestricted Subsidiaries, that is attributable to the income of such Unrestricted Subsidiaries; provided, that in each case the amount of such payments with respect to any taxable period does not exceed the amount that the Company and such Restricted Subsidiaries (and, to the extent permitted above, any applicable Unrestricted Subsidiaries) would have been required to pay in respect of such relevant federal, state, local or foreign taxes for such taxable period if, for all taxable years ending after the Issue Date, the Company, such Restricted Subsidiaries and Unrestricted Subsidiaries (to the extent described above) had paid such taxes as a consolidated, combined or unitary group separately from any such parent company (or, if there are no such Restricted Subsidiaries or Unrestricted Subsidiaries, the Company on a separate company basis);

(iii) customary salary, bonus, severance, expense reimbursement and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management or consultants of any direct or indirect parent company of the Company and, in each case, any payroll, social security or similar taxes thereof, to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(iv) general corporate operating, administrative, compliance and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Subsidiaries;

(v) (a) to pay reasonable and customary costs and expenses incident to an Equity Offering (whether or not consummated) of Carter’s or any other direct or indirect parent company of the Company, to the extent that the proceeds therefrom are intended to be contributed to the Company (b) to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary;

(vi) to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by the Company or its Restricted Subsidiaries under the covenant described under “Certain Covenants—Transactions with Affiliates” (other than clause (2) or clause (14) of the exceptions thereto); and

(vii) to finance Permitted Investments and other Investments, Permitted Acquisitions or other acquisitions otherwise not prohibited to be made pursuant to this covenant if made by the Company or any Restricted Subsidiary; provided, that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, Permitted Acquisition or other acquisition, (b) such direct or indirect parent company shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or a Restricted Subsidiary or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Company or a Restricted Subsidiary (to the extent not prohibited by the covenant “Certain Covenants—Merger, Consolidation or Sale of Assets” below) in order to consummate such Investment, Permitted Acquisition or other acquisition, (c) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture, (d) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (c) of the preceding paragraph or be designated an Excluded Contribution and (e) to the extent constituting an Investment, such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this covenant or pursuant to the definition of “Permitted Investments” (other than clause (5) thereof);

(8) payments made or expected to be made by the Company (including Restricted Payments to Carter’s for the purpose of making the following payments) or any Restricted Subsidiary in respect of withholding or similar taxes payable by or with respect to any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company and any repurchases of Equity Interests deemed to occur upon exercise, vesting, or settlement, as applicable, of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes;

(9) Restricted Payments that are made with Excluded Contributions;

(10) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(11) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company or any of its Restricted Subsidiaries after the Issue Date;

(b) the declaration and payment of dividends or distributions to any direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; and provided, however, in the case of each of (a), (b) and (c) of this clause (11), that for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(12) Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (12), not to exceed the aggregate gross proceeds from the issuance of the Notes (other than any Additional Notes);

(13) distributions or payments of Securitization Fees;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under “Repurchase at the Option of Holders—Offer to Repurchase upon Change of Control” and “Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales”; provided, that the Company shall have made a Change of Control Offer or Net Proceeds Offer, as applicable, to purchase the Notes on the terms provided in the Indenture applicable to Change of Control Offers or Net Proceeds Offers, respectively, and all Notes validly tendered by Holders in such Change of Control Offer or Net Proceeds Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(15) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(16) cash payments or loans, advances, dividends or distributions to any direct or indirect parent of the Company to make payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company, any of its Restricted Subsidiaries or any direct or indirect parent company of the Company; and

(17) Investments in Unrestricted Subsidiaries having an aggregate fair market value taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to cash or Cash Equivalents), not to exceed the greater of (a) $50.0 million and (b) 3.0% of Consolidated Total Assets at the time of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value);

provided that in the case of clause (5), (6) and (15) no Default shall have occurred and be continuing.

For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of the Indenture.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” if the designation would not cause a Default. All outstanding Investments owned by the Company and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment made at the time of the designation and such Investments (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to this covenant or if an Investment in such amount would be permitted at such time pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary.”

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur”) with respect to any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such Test Period; provided, further, that Restricted Subsidiaries of the Company that are not Guarantors may not incur Indebtedness or Disqualified Stock or Preferred Stock under this paragraph if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors incurred or issued pursuant to this paragraph then outstanding would exceed the greater of (x) $100.0 million and (y) 6.0% of Consolidated Total Assets at such time.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit under any Credit Facilities in an aggregate amount (with letters of credit being deemed to have an amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $500.0 million and (y) the Borrowing Base;

(2) the incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by (i) the Notes (excluding any Additional Notes) and the Guarantees of the Notes and (ii) exchange notes issued in respect of the Notes (excluding any Additional Notes) and any Guarantee thereof;

(4) (i) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (and Disqualified Stock incurred or issued by the Company or any Restricted Subsidiary and Preferred Stock incurred or issued by any Restricted Subsidiary) represented by or incurred or issued to finance Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of assets used in the business of the Company or such Restricted Subsidiary and all Permitted Refinancing Indebtedness related thereto, with all such Indebtedness, Preferred Stock and Disqualified Stock (and any refinancing thereof), incurred pursuant to this clause (4), not to exceed the greater of (x) $75.0 million and (y) 4.5% of Consolidated Total Assets at one time outstanding (with such determination being made solely on the date of incurrence or issuance); and (ii) Attributable Indebtedness arising out of a Sale and Lease-Back Transaction not prohibited under the Indenture and any Permitted Refinancing Indebtedness in respect thereof;

(5) the incurrence or issuance by the Company of Indebtedness or Disqualified Stock or the incurrence or issuance by a Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this covenant and clauses (2), (3), this clause (5), and clauses (18) and (22) below; provided that any such Indebtedness, Disqualified Stock or Preferred Stock constitutes Permitted Refinancing Indebtedness;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, and such Indebtedness is held by a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Guarantee of such Guarantor, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness (except any pledge of such Indebtedness constituting a Permitted Lien) to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary (to the extent such Indebtedness is then outstanding), as the case may be, that was not permitted by this clause (6);

(7) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary and not for the purpose of speculation;

(8) any guarantee by (a) the Company of Indebtedness of any Restricted Subsidiary, (b) any Subsidiary Guarantor of Indebtedness of the Company or another Restricted Subsidiary, (c) any Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor or (d) any Restricted Subsidiary that is not a Guarantor of Indebtedness of the Company or any Subsidiary Guarantor,

so long as such Restricted Subsidiary that is not a Guarantor would otherwise be permitted under the terms of the Indenture to incur Indebtedness in the amount of such guarantee;

(9) Indebtedness incurred by, or Disqualified Stock or Preferred Stock issued by, Restricted Subsidiaries of the Company that are not Guarantors in an amount outstanding under this clause (9) not to exceed, together with any other Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to and outstanding under this clause (9), the greater of (a) $75.0 million and (b) 4.5% of Consolidated Total Assets (in each case, determined on the date of such incurrence or issuance); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock deemed incurred or issued pursuant to this clause (9) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (9) but shall be deemed incurred or issued for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiaries could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (9);

(10) (i) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, (ii) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements, (iii) Indebtedness in respect of Treasury Management Agreements and (iv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that in the case of clause (iv) such Indebtedness is extinguished within ten (10) Business Days of the incurrence thereof;

(11) Indebtedness which may be deemed to exist pursuant to any guarantees, performance, surety, statutory, appeal or similar obligations (other than any guarantees of obligations for borrowed money) incurred in the ordinary course of business;

(12) Indebtedness incurred by the Company or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earn-out or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Company or any such Restricted Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Equity Interests of a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries; provided that in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (12) shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(13) Indebtedness incurred by the Company or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, members of management or consultants of the Company (or any direct or indirect parent thereof) or its Restricted Subsidiaries (and their respective Controlled Investment Affiliates and Immediate Family Members) to finance the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests to the extent described in clause (4) of the second paragraph under “Certain Covenants—Restricted Payments”;

(14) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness, Preferred Stock or Disqualified Stock incurred or issued to extend, replace, refinance, renew or defease any Indebtedness, Preferred Stock or Disqualified incurred or issued pursuant to this clause (14), not to exceed the greater of $150.0 million and 9.0% of Consolidated Total Assets;

(15) Indebtedness representing deferred compensation or similar arrangements to future, present or former employees, directors, officers, members of management or consultants of the Company and its Restricted Subsidiaries (and any direct or indirect parent thereof) incurred in the ordinary course of business;

(16) Indebtedness consisting of obligations of the Company or any Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions, any Investment or any other acquisition permitted under the Indenture;

(17) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with industry practice;

(18) (x) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, in each case incurred or issued to finance a Permitted Acquisition (or other purchase of assets) or that is assumed by the Company or any Restricted Subsidiary in connection with such Permitted Acquisition or other acquisition or (y) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged or amalgamated with or into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that in the case of each of clause (x) and clause (y), and after giving pro forma effect to the transactions contemplated in such clauses, either (i) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or (ii) the Fixed Charge Coverage Ratio is equal to or greater than the Fixed Charge Coverage Ratio immediately prior to the transactions contemplated in the foregoing clause (x) or (y);

(19) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Company or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice;

(20) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security laws or similar legislation or regulation (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance, unemployment insurance or other social security laws or similar legislation or regulation (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto); provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(21) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (21);

(22) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (c)(ii) and (c)(iii) of the first paragraph of “Certain Covenants—Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to clause (c) of the first paragraph of “Certain Covenants—Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) or (3) of the definition thereof);

(23) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantees issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(24) Indebtedness incurred by the Company or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms; and

(25) the Northstar Loan.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (25) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its incurrence (or later reclassify such Indebtedness in whole or in part) in any manner that complies with this covenant. In addition, the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock, as applicable, will not be treated as an incurrence of Indebtedness. Notwithstanding the foregoing, any Indebtedness outstanding or that could have been incurred pursuant to commitments in effect at the Issue Date pursuant to the Credit Agreement on the date of the Indenture will be deemed to have been incurred pursuant to clause (1) of the definition of “Permitted Debt.”

Notwithstanding the foregoing, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date such Indebtedness was first incurred, in the case of term debt, or first incurred or first committed (whichever yields the lower U.S. Dollar Equivalent), in the case of revolving credit debt; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Protection Agreement. If such Indebtedness is incurred or Disqualified Stock or Preferred Stock is issued, to extend, replace, refund, refinance, renew or defease other Indebtedness, Disqualified Stock or Preferred Stock, as applicable, denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (x) the principal amount or liquidation preference, as applicable, of such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being extended replaced, refunded, refinanced, renewed or defeased plus (y) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred or Disqualified Stock issued to refinance other Indebtedness, if incurred in a different currency from the Indebtedness or Disqualified Stock, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on the consolidated balance sheet of the Company dated such date prepared in accordance with GAAP.

Limitations on Layering Indebtedness

The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them, including intercreditor agreements that contain customary provisions requiring turnover by holders of junior priority liens of proceeds of collateral in the event that the security interests in favor of the holders of the senior priority liens in such intended collateral are not perfected or invalidated and similar customary provisions protecting the holders of senior priority liens. No Indebtedness will be deemed to be subordinated in right of payment merely because it is issued or guaranteed by more or different obligors.

Liens

The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of the Company or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Subsidiary Guarantee, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same assets of the Company or such Subsidiary Guarantor, as the case may be; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Subsidiary Guarantee, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, with a Lien on the same assets of the Company or such Subsidiary Guarantor, as the case may be, that is prior to the Lien securing such subordinated obligation, in each case, for so long as such Obligation is secured by such Lien. Any Lien created for the benefit of the Holders pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the Liens described in clauses (1) and (2) above.

The expansion of Liens by virtue of accretion or amortization of original issue discount (excluding accretion or amortization that is expressly provided for in the agreement providing for the applicable Indebtedness that is a zero coupon or similar discount yield instrument), the payment of interest or dividends in the form of additional Indebtedness and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this covenant.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction (provided, that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction) on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any Restricted Subsidiary of the Company that is a Guarantor, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any Restricted Subsidiary of the Company that is a Guarantor;

(2) make loans or advances to the Company or any Restricted Subsidiary of the Company that is a Guarantor; or

(3) transfer any of its properties or assets to the Company or any Restricted Subsidiary of the Company that is a Guarantor.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) encumbrances or restrictions in effect on the Issue Date, including under or by reason of Existing Indebtedness and the Credit Agreement as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness or the Credit Agreement, as applicable, as in effect on the date of the Indenture;

(2) the Indenture, the Notes and the Guarantees;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(5) customary provisions in leases, subleases, licenses, sublicenses, contracts and other agreements entered into in the ordinary course of business or consistent with industry practices, including such agreements relating to intellectual property;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph and any negative pledges and restrictions in favor of the holder of any Indebtedness permitted under the Indenture to the extent such negative pledge relates to property financed by or the subject of the Indebtedness;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or any assets of a Restricted Subsidiary, including any agreement that restricts distributions by such Restricted Subsidiary pending such sale or other disposition;

(8) any agreement creating a Lien securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “Certain Covenants—Liens,” to the extent limiting the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(9) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10) customary provisions applicable to Restricted Subsidiaries that are not Guarantors under Indebtedness of such Restricted Subsidiaries permitted to be incurred under the Indenture and in “support agreements” and Guarantees of any such Indebtedness;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Lien;

(12) any lease or Capitalized Lease Obligation, insofar as the provisions thereof limit the grant of a security interest in, or other subletting or assignment of, the related leasehold interest to any other Person;

(13) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(14) customary provisions restricting assignment of any agreement;

(15) restrictions arising in connection with cash or other deposits permitted under “Certain Covenants—Liens”;

(16) any agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” entered into after the Issue Date that contains encumbrances and other restrictions that either (x) are no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than (i) the restrictions contained in the Indenture as of the Issue Date or (ii) those encumbrances and other restrictions that are in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date, (y) are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers or (z) will not otherwise materially impair the Company’s ability to make payments on the Notes when due, in each case in the good faith judgment of the Company;

(17) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Company are necessary or advisable to effect such Qualified Securitization Facility;

(18) customary restrictions and conditions contained in the document relating to any Lien so long as such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien;

(19) any encumbrance or restriction created under the Canadian Reorganization Documents; and

(20) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the immediately preceding paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (19) of this paragraph; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

(a) The Company will not in a single transaction or series of related transactions, consolidate or merge with or into any Person or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis) for the Company and its Restricted Subsidiaries, whether as an entirety or substantially as an entirety, to any Person unless:

(i) either:

(1) the Company shall be the surviving or continuing corporation or

(2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person who acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and its Restricted Subsidiaries as an entirety or substantially as an entirety (the “Surviving Entity”)

(x) shall be a Person organized and validly existing under the laws of the United States, any State thereof or the District of Columbia; provided, that in the case where the Surviving Entity is not a corporation, a co-obligor of the Notes is a corporation; and

(y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(ii) immediately after giving pro forma effect to such transaction or series of transactions and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall either (x) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) the Fixed Charge Coverage Ratio is equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such transaction or series of transactions; provided, however, that this clause (ii) shall not apply during any Suspension Period;

(iii) immediately after giving effect to such transaction or series of transactions and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), no Default shall have occurred and be continuing; and

(iv) the Company or such Surviving Entity, as the case may be, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Notwithstanding the foregoing, the merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States or the District of Columbia shall be permitted without regard to clause (ii) of the immediately preceding paragraph and any Restricted Subsidiary may consolidate with, amalgamate with or merge with or into or wind up into or sell, assign, lease, convey, transfer or otherwise dispose of all or part of its properties and assets to the Company. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture provides that upon any consolidation or merger of the Company or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Notes and the Registration Rights Agreement with the same effect as if such Surviving Entity had been named as such; provided, however, that the Company shall not be released from its obligations under the Indenture, the Notes or the Registration Rights Agreement in the case of a lease.

(b) Each Subsidiary Guarantor will not, and the Company will not permit any Subsidiary Guarantor to, in a single transaction or series of related transactions, consolidate or merge with or into any Person other than the Company or any other Subsidiary Guarantor unless:

(i) if the Subsidiary Guarantor was a Person organized under the laws of the United States, any State thereof or the District of Columbia, the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is a Person organized and existing under the laws of the United States, any State thereof or the District of Columbia; and

(ii) such entity assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor on its Subsidiary Guarantee; such Guarantor or such Person, as the case may be and in each case, being herein called the “Successor Person.”

Notwithstanding the foregoing, the requirements of the immediately preceding paragraph will not apply to any transaction pursuant to which such Guarantor is permitted to be released from its Subsidiary Guarantee in accordance with the provisions described under the last paragraph of “Brief Description of the Notes and the Guarantees—The Guarantees” or any transaction made in compliance with, if applicable, the first paragraph of the covenant described under “Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge, amalgamate or consolidate with or into, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Subsidiary Guarantor or the Company, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof or the District of Columbia, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or (4) solely with respect to any Subsidiary Guarantor, liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and is not materially disadvantageous to the Holders of the Notes.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan or guarantee with, or for the benefit of, any Affiliate of the Company or any of its Restricted Subsidiaries, in each case involving aggregate payments or consideration in excess of $10.0 million (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, the Company delivers to the Trustee a resolution adopted by at least a majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The following items shall not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company or any of its Restricted Subsidiaries, or an entity that becomes a Restricted Subsidiary as a result of such transaction, and any merger, consolidation or amalgamation of the Company and any direct or indirect parent of the Company; provided that such merger, consolidation or amalgamation of the Company is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose

(2) Restricted Payments that are permitted by the provisions described above under the caption “Certain Covenants—Restricted Payments” and any other Investment constituting a Permitted Investment;

(3) reasonable fees, consideration and compensation paid to (including issuances and grant of Equity Interests of the Company (or any direct or indirect parent company of the Company), employment agreements and stock option and ownership plans for the benefit of, retirement plans, executive compensation plans and similar plans), and indemnity and insurance provided on behalf of, any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company (or any direct or indirect parent company of the Company) or any Restricted Subsidiary as approved in good faith by the Company’s Board of Directors or senior management;

(4) (x) any agreement in effect on the Issue Date and disclosed in the offering memorandum, distributed in connection with the initial private offering of the Notes, (y) amendments and replacements of such existing agreements so long as, taken as a whole, such amendments or replacements are not more disadvantageous to the Holders or the Company in any material respect than such agreement as it was in effect on the Issue Date or (z) any transaction pursuant to any agreement referred to in the immediately preceding clauses (x) and (y);

(5) loans or advances to employees, directors, officer, members of management and consultants of the Company and its Restricted Subsidiaries permitted by clause (7) of the definition of “Permitted Investments”;

(6) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Indenture;

(7) transactions with an Affiliated Charitable Organization;

(8) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(9) the issuance and transfer of Equity Interests (other than Disqualified Stock) of the Company or any of its Subsidiaries or any direct or indirect parent thereof to any Person or any contribution to the capital of the Company and any transactions with Affiliates where the only consideration paid is Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company;

(10) sales of accounts receivable, or participations therein, or Securitization Assets or related assets and any other transaction effected in connection with any Qualified Securitization Facility or any related transaction effected in order to consummate a financing contemplated by a Qualified Securitization Facility;

(11) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice or industry practices (including, without limitation, any cash management activities related thereto);

(12) payments by the Company (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Company (and any such parent company) and its Subsidiaries, to the extent such payments are permitted under clause (7)(ii) of the second paragraph under the caption “Certain Covenants—Restricted Payments”;

(13) transactions permitted by, and complying with, the provisions of the covenant described under “Certain Covenants—Merger, Consolidation or Sale of Assets” solely for the purpose of (a) forming a holding company or (b) reincorporating the Company in a new jurisdiction;

(14) transactions undertaken in good faith (as certified by a financial officer of the Company in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Company and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture;

(15) transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person; and

(16) payments and other transactions in respect of Indebtedness of the Company or any of its Subsidiaries held by Affiliates so long as either (a) such Indebtedness was not acquired by such Affiliate directly from the Company or its Subsidiaries, or (b) such Affiliates are treated no more favorably than any non-Affiliate holders of such Indebtedness.

Additional Guarantees

If, after the date of the Indenture, (a) any Wholly Owned Restricted Subsidiary of the Company (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Subsidiary Guarantor) that is not an Excluded Subsidiary guarantees any Indebtedness of the Company or any Subsidiary Guarantor or any non-Wholly Owned Restricted Subsidiary of the Company that is not an Excluded Subsidiary guarantees other capital markets debt securities of the Company or any Subsidiary Guarantor in a principal amount greater than $100.0 million or (b) the Company otherwise elects to have any Restricted Subsidiary or any direct or indirect parent company of the Company become a Guarantor, then, in the case of clause (a) within 30 days of the event under such clause occurring and in the case of clause (b) at the Company’s election, the Company shall cause such Restricted Subsidiary or such direct or indirect parent company of the Company to execute and deliver to the Trustee (x) a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary or direct or indirect parent company shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture and (y) a notation of guarantee in respect of its Guarantee of the Notes.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, no later than fifteen days after the time periods specified in the SEC’s rules and regulations for a company subject to reporting under Section 13(a) or 15(d) of the Exchange Act:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent registered public accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports; provided, however, that no such report or information will be required to be so furnished if the Company determines in good faith that such event is not material to the Holders of Notes or the business, assets, operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability no later than fifteen days after the time periods specified in the SEC’s rules and regulations for a company subject to reporting under Section 13(a) or 15(d) of the Exchange Act (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Notwithstanding the foregoing, to the extent the Company files the information and reports referred to in clauses (1) and (2) above with the SEC and such information is publicly available on the Internet, the Company shall be deemed to be in compliance with its obligations to furnish such information to the Holders of the Notes and to make such information available to securities analysts and prospective investors; provided, however, that the Trustee shall have no responsibility whatsoever to determine if such filing has occurred.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the second preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and the Restricted Subsidiaries on a standalone basis; provided, however, that such disclosure and reporting will not be required to be so furnished if the Company determines in good faith that such additional information is not material to the Holders of Notes or the business, assets, operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole.

So long as the Parent Guarantee is in effect, if Carter’s has no material liabilities other than the Parent Guarantee and any other Guarantee of Indebtedness of the Company or any of its Restricted Subsidiaries permitted by the Indenture (so long as such Indebtedness appears on the consolidated balance sheet of Carter’s and its Subsidiaries) and Carter’s has no material assets other than the Capital Stock of the Company and the Capital Stock of any Subsidiary of Carter’s that is a direct or indirect parent company of the Company and that is the direct or indirect owner of 100.0% of the Equity Interests of the Company (and such other direct or indirect parent company of the Company has no material liabilities and no material assets other than Guarantees of Indebtedness of the Company or any of its Restricted Subsidiaries permitted by the Indenture (so long as such Indebtedness appears on the consolidated balance sheet of such parent and its Subsidiaries) and the Capital Stock of the Company or any such direct or indirect parent company), the Indenture will permit the Company to satisfy its obligations in this covenant with respect to the information described in the first and second paragraphs in this “Certain Covenants—Reports” section with information regarding Carter’s as if “Carter’s” were substituted for “the Company” within such paragraphs.

Additionally, to the extent not satisfied by the foregoing, the Company shall furnish to Holders, securities analysts and prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of or premium, if any, on the Notes (including default in payment when due in connection with the purchase of Notes tendered pursuant to a Change of Control Offer or Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase);

(3) failure by the Company to comply with its obligations under “Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) a default by the Company in the observance or performance of its obligations under “Certain Covenants—Reports” which default continues for a period of 90 days after receipt by the Company of written notice thereof;

(5) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders (with a copy to the Trustee) of at least 25.0% of the outstanding principal amount of the Notes;

(6) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereto) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company, or any other default resulting in the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time; provided that if any such default is cured or waived or any acceleration rescinded or such Indebtedness is repaid within a period of twenty (20) days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall automatically be rescinded so long as such rescission does not conflict with any judgment or decree;

(7) one or more judgments in an aggregate amount in excess of $50.0 million (to the extent not covered by independent third-party insurance as to which the insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 90 days after such judgment or judgments become final and non-appealable;

(8) except as permitted by the Indenture, any Subsidiary Guarantee of any Significant Subsidiary shall be held by a court of competent jurisdiction in any non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm in writing its obligations under its Guarantee; or

(9) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary.

If an Event of Default (other than an Event of Default specified in clause (9) above with respect to the Company) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture.

If an Event of Default specified in clause (9) above occurs and is continuing with respect to the Company, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration; and

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes then outstanding may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. No single Holder will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless such Holder has notified the Trustee of a continuing Event of Default and the Holders of at least 25.0% in aggregate principal amount of the outstanding Notes have made written request, and offered such indemnity as the Trustee may require, to the Trustee to institute such proceeding, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations will not apply, however, to a suit instituted by the Holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates therefor.

Under the Indenture, we will be required to provide an Officer’s Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default that has occurred and, if applicable, describe such Default and the status thereof; provided that such officers shall provide such certification at least annually whether or not they know of any Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, member, manager, partner, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under Credit Agreement or any other material agreement or instrument (other than the Indenture) to which, the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Subsidiary Guarantor or others; and

(8) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company as provided in the Indenture) have been delivered to the Registrar for cancellation, and

(i) the Company has paid all sums payable under the Indenture by the Company, and

(ii) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; or

(b) the Company shall have given notice of redemption of all of the Notes, all of the Notes shall have otherwise become due and payable or all of the Notes will become due and payable, or may be called for redemption, within one year, and

(i) the Company has irrevocably deposited or caused to be deposited with the Trustee or another trustee funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(ii) the Company has paid all other sums payable under the Indenture; and

(iii) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Guarantees of the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, including the waiver of Defaults or Events of Default, or to a rescission and cancellation of a declaration of acceleration of the Notes;

(2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor; provided that any amendment to the minimum notice requirement may be made with the consent of the Holders of at least a majority in principal amount of Notes then outstanding;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in the provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment;

(6) waive a default in the payment of principal of or interest on any Note; provided that this clause (6) shall not limit the right of the Holders of at least a majority in principal amount of Notes then outstanding to rescind and cancel a declaration of acceleration of the Notes following delivery of an acceleration notice as described above under “Events of Default and Remedies”;

(7) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture, except as permitted by the Indenture;

(8) make any change in the preceding amendment and waiver provisions that is materially adverse to Holders; or

(9) contractually subordinate the Notes or the Guarantees to any other Indebtedness in a manner materially adverse to Holders.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, amalgamations, consolidations and sales of assets and to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect in any material respect the legal rights under the Indenture of any such Holder;

(5) to add any Person as a Guarantor;

(6) to comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to remove a Guarantor which, in accordance with the terms of the Indenture, ceases to be liable in respect of its Guarantee;

(8) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(9) to secure all of the Notes;

(10) to add to the covenants of the Company or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor; and

(11) to conform the Indenture or the Notes to this “Description of Exchange Notes”;

(12) to provide for the issuance of Additional Notes in accordance with the terms of the Indenture;

(13) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable; and

(14) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act and the rules and regulations of the SEC promulgated thereunder, or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all of the Holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Concerning the Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into, or became a Restricted Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Affiliated Charitable Organization” means any charitable organization that is an Affiliate of the Company or any Restricted Subsidiary that meets the requirements of Section 501(c)(3) of the Code to the extent, and only for so long as, such organization is eligible to receive tax-deductible contributions in accordance with Section 170 of the Code.

“Asset Sale” means:

(1) the sale, conveyance or other disposition of any assets or property of the Company or any of its Restricted Subsidiaries, including by means of a Sale and Leaseback Transaction, but other than sales, leases or licenses of inventory (or other assets, including intellectual property and Cash Equivalents) in the ordinary course of business (each, a “disposition”); and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $30.0 million;

(2) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(4) any Permitted Investment or any Restricted Payment that is permitted by the covenant described above under the caption “Certain Covenants—Restricted Payments”;

(5) (i) any disposition of Cash Equivalents or Investment Grade Securities, (ii) any disposition of inventory or goods (or other assets) in the ordinary course of business, (iii) any disposition of obsolete, damaged, or worn out equipment or inventory that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in the ordinary course of business (or in the case of leased or subleased property, dispositions of properties which are no longer useful or necessary in the Company’s and its Restricted Subsidiaries’ business), (iv) dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business and (v) any disposition of equipment, inventory or goods (or other assets) held for sale in the ordinary course of business (it being understood that the sale of equipment, inventory or goods (or other assets) in bulk in connection with the closing of any number of retail locations in the ordinary course of business shall be considered a sale in the ordinary course of business);

(6) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company governed by, and made in accordance with, “Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(7) the grant of Liens permitted by the covenant described under “Certain Covenants—Liens” above and foreclosures, condemnation, expropriation or any similar action with respect to assets not prohibited by the Indenture;

(8) the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(9) any restructuring, regardless of whether accomplished by liquidation, contribution, distribution, merger or any other technique, whereby the ownership of Excluded Subsidiaries is changed, so long as each such Excluded Subsidiary that is a Restricted Subsidiary of the Company prior to such restructuring remains, directly or indirectly, a Restricted Subsidiary of the Company after such restructuring;

(10) any issuance or sale of Equity Interests in, or assets, Indebtedness or other securities of, an Unrestricted Subsidiary;

(11) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(12) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Related Business;

(13) (i) the lease, assignment, sublease, license or sublicense (including the provision of software under an open source license) of any real or personal property in the ordinary course of business and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(14) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(15) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(16) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or in connection with the collection or compromise thereof, or the conversion of accounts receivable to notes receivable;

(17) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business;

(18) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(19) the unwinding of any Hedging Obligations;

(20) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(21) the abandonment of intellectual property rights in the ordinary course of business or which in the reasonable good faith determination of the Company are not material to the conduct of the business of the

Company and its Restricted Subsidiaries taken as a whole and the abandonment of intellectual property rights which are no longer economically practicable or commercially reasonable to maintain;

(22) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law; and

(23) sales, transfers or other dispositions of assets in connection with customary factoring arrangements for the sale, assignment or transfer of accounts receivable and related rights for fair market value as determined in good faith by the Company; provided that such transaction shall not involve any recourse (other than customary representations, warranties, covenants and indemnities) to the Company or any Subsidiary Guarantor.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary, or the Clerk or an Assistant Clerk, of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, as of any date, an amount equal to: (1) 85.0% of the book value of all accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus (2) 85.0% of the book value of all inventory owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Canadian Reorganization Documents” means the Forward Subscription Agreement, the Contribution Agreement, the documentation relating to the Northstar Loan, including the Northstar Security Agreement and the Northstar Note, and the organization documents of Carter’s Canadian Holdings, LLC.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company and its Restricted Subsidiaries.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other ownership interest that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(a) (i) United States Dollars, Pounds Sterling, Canadian Dollars or Euros or any national currency of any Participating Member State of the European Economic and Monetary Union (EMU) and (ii) in the case of any Foreign Subsidiary or any jurisdiction in which the Company or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(b) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof having maturities of not more than two years from the date of acquisition by such Person; provided the full faith and credit of the United States is pledged in support thereof;

(c) time deposits, certificates of deposit and bankers’ acceptances of any lender under the Credit Agreement or any commercial bank, or which is the principal banking subsidiary of a bank holding company, in each case, organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $250.0 million with maturities of not more than one year from the date of acquisition by such Person;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities;

(e) commercial paper issued by any Person rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing not more than two years after the date of acquisition by such Person;

(f) direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s with maturities of not more than two years from the date of acquisition thereof;

(g) demand deposit accounts maintained in the ordinary course of business with any domestic or foreign commercial bank, or which is the principal banking subsidiary of a bank holding company, having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(h) investments in funds substantially all of whose assets comprise securities of the types described in clauses (a) through (f) above;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Company or any of its Restricted Subsidiaries; or

(j) in the case of the Company or any of its Restricted Subsidiaries, Investments made locally of a type comparable to those described in clauses (a) through (h) of this definition.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) Carter’s shall cease to be the Beneficial Owner of 100.0% of the Equity Interests of the Company;

(3) except in a transaction permitted by “Certain Covenants—Merger, Consolidation or Sale of Assets,” the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; or

(4) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner of 50.0% or more of the Voting Stock of Carter’s, measured by voting power rather than number of shares.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)	increased, without duplication, by the following, in each case (other than in the case of clauses (vi) and (viii) below) to the extent deducted (and not added back) in determining Consolidated Net Income for such period with respect to such Person and its Restricted Subsidiaries:

(i)

total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) amortization of deferred financing fees, debt issuance costs, commissions and fees, (F) the interest component of any pension or other post-employment benefit expense and (G) commissions, discounts, yield and other fees (including related interest expenses) related to any Qualified Securitization Facility or any receivables facility) and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative instruments, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), plus

(ii)	provision for taxes based on income, profits or capital gains, including, without limitation, federal, state, local, franchise, property and similar taxes and foreign withholding taxes and any state single business unitary or similar tax (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from any tax examinations) paid or accrued during such period, plus

(iii)	Consolidated Depreciation and Amortization Expense for such period, plus

(iv)	the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiaries, plus

(v)	any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management, director or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock) solely, in each case, to the extent that such cash proceeds are excluded from the calculation set forth in clause (c) of the first paragraph of “Certain Covenants—Restricted Payments” and shall not be, and have not been, designated an Excluded Contribution, plus

(vi)	the amount of “run-rate” cost savings, synergies and operating expense reductions projected by such Person in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than eighteen (18) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Company; provided, further, it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken; plus

(vii)	any net loss from disposed, abandoned or discontinued operations or product lines; plus

(viii)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (2) below for any previous period and not added back, plus

(ix)

any other non-cash charges, including (a) any write offs or write downs, (b) equity-based awards compensation expense, (c) losses on sales, disposals or abandonment of, or any impairment charges or asset write off related to, intangible assets, long-lived assets and investments in debt and equity securities, (d) all losses from investments recorded using the equity method, and (e) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges referred to in this clause (ix) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(x)	the amount of loss on sales of Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility, plus

(xi)	any fees (including finder’s fees, broker’s fees, rating agency fees or any other fees), expenses or charges incurred during such period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any Investment, Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) permitted under the Indenture, disposition (other than in the ordinary course of business), or other transfer (other than any such transfer in the ordinary course of business), incurrence or repayment of indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and other securities, any credit facilities or any other debt instrument) and including, in each case, any such transaction whether consummated on, after or prior to the Issue Date and any such transaction undertaken but not completed, and

(2)	decreased, without duplication, by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i)	any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period, plus

(ii)	any net income from disposed, abandoned or discontinued operations.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)

consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (q) any prepayment premium or penalty, (r) annual agency fees paid to any administrative agent and collateral agent under any Credit Facilities, (s) costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates, (t) any expense resulting from the discounting of any indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any Permitted Acquisition or any other acquisition (or purchase of assets), (u) penalties and interest relating to taxes, (v) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (w) any amortization or expensing of bridge, commitment and other financing fees and any other fees related to Permitted Acquisitions or any other acquisitions (or purchases of assets) after the Issue Date, (x) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (y) any accretion of accrued interest on discounted liabilities (other than Indebtedness except to the extent arising from the application of purchase accounting); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1)	any net after-tax effect of extraordinary, non-recurring or unusual gains or losses, charges or expenses (including all fees and expenses related thereto) and Transaction Expenses, in all cases above for such period, shall be excluded;

(2)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded;

(3)	any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, in each case, other than in the ordinary course of business, as determined in good faith by such Person shall be excluded;

(4)	any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case, other than in the ordinary course of business, as determined in good faith by such Person, shall be excluded;

(5)	the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(6)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of “Certain Covenants—Restricted Payments”, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released); provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or, without duplication, the amount that could have been paid in cash without violating any such restriction or requiring any such approval, to such Person in respect of such period, to the extent not already included therein;

(7)	effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated Permitted Acquisition or any other acquisition (other than any acquisition in the ordinary course of business) consummated prior to or after the Issue Date or the amortization or write-off or write-down of any amounts thereof pursuant to GAAP, net of taxes, shall be excluded;

(8)	any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(9)	any impairment charge or asset write-off or write-down (other than write-offs, write-downs or impairments with respect to accounts receivable in the normal course or inventory), including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10)	any equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights shall be excluded;

(11)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction to be applied to Consolidated Net Income in the applicable future period for any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(12)	any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded; and

(13)	the following items shall be excluded:

(a)	any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging;

(b)	any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Hedging Obligations for currency exchange risk and (B) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(c)	any non-cash adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation; and

(d)	earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Restricted Payments” only (other than clause (c)(iv) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of, or other returns on Investments from, Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances and releases of guarantees which constitute Restricted Investments by such Person or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) of the first paragraph thereof.

“Consolidated Total Assets” of the Company and its Restricted Subsidiaries as of any date means all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the consolidated balance sheet of the Company and its Restricted Subsidiaries on the last day of the fiscal quarter immediately preceding such date for which internal financial statements are available at the time of calculation, after giving pro forma effect to all transactions occurring subsequent to the end of such fiscal quarter and on or prior to such date of calculation which gave or gives rise to the need to calculate Consolidated Total Assets.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition or any other acquisition permitted under the Indenture), consisting only of Indebtedness for borrowed money and Capitalized Lease Obligations; provided that Consolidated Total Indebtedness shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days, (ii) Hedging Obligations and (iii) any Indebtedness issued under a Qualified Securitization Facility. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent;

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds,

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Agreement” means that certain contribution agreement dated December 22, 2011 pursuant to which the Company agreed to contribute capital to Carter’s Canadian Holdings, LLC.

“Controlled Investment Affiliate” means, as to any Person, any other Person, who directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company, Carter’s and/or other companies.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of August 31, 2012, by and among the Company, Canadian borrower party thereto and the banks and other financial institutions from time to time parties thereto as agents and lenders, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facility” means, with respect to the Company or any of its Restricted Subsidiaries:

(1) the Credit Agreement; and

(2) one or more debt facilities (which may be outstanding at the same time) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities, accordion facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Currency Protection Agreement” means any currency protection agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect the Person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company, a Restricted Subsidiary or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “Certain Covenants—Restricted Payments” covenant.

“Disregarded Domestic Subsidiary” shall mean any Domestic Restricted Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and that has no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, that any Capital Stock held by any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any co-invest agreement, equity subscription or shareholders’ agreement, any management, shareholder, director or employee equity plan, any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company (or any direct or indirect parent thereof) or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, member of management’s or consultant’s termination of employment or service, as applicable, death or disability.

“Domestic Restricted Subsidiary” means, with respect to the Company, any Restricted Subsidiary that was formed under the laws of the United States of America or any State thereof.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private or public sale for cash by Carter’s or any other direct or indirect parent company of the Company of its Common Stock or Preferred Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Common Stock or Preferred Stock to the extent that the proceeds therefrom are contributed to the Company, other than public offerings with respect to Carter’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds or marketable securities received by or contributed to the Company from,

(1) contributions to its common equity capital from a Person other than a Subsidiary of the Company, and

(2) the sale (other than to the Company or a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain Covenants—Restricted Payments.”

“Excluded Subsidiary” means all Foreign Subsidiaries, Securitization Subsidiaries, CFCs and Disregarded Domestic Subsidiaries.

“Existing Indebtedness” means, without duplication, all Indebtedness of the Company or any of its Restricted Subsidiaries (in each case, other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall, in each case under the Indenture, be determined in the good faith judgment of the Company or the senior management of the Company.

“Financial Officer” means the Chief Financial Officer, the Treasurer or other financial officer of the Company, as appropriate.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires, discharges or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or issues, repurchases or redeems Disqualified Stock or Preferred Stock, in each case, subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement, discharge or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable Test Period (and for the purposes of the numerator of the Leverage Ratio and Secured Leverage Ratio, as if the same had occurred on the last day of the applicable Test Period).

For purposes of making the computation referred to above (and the Leverage Ratio and Secured Leverage Ratio), any Specified Transaction that has been made by the Company or any of its Restricted Subsidiaries during any Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA) had occurred on the first day of the applicable Test Period. If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such Specified Transaction had occurred at the beginning of the applicable Test Period.

For purposes of this definition (and the Leverage Ratio and Secured Leverage Ratio), whenever pro forma effect is to be given to any Specified Transaction (including the Transactions), the pro forma calculations shall be made in good faith by a Financial Officer of the Company and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, synergies and operating expense reductions and synergies projected by the Company in good faith to be realized as a result of specified actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than 18 months after the date of any such Specified Transaction (in each case as though such cost savings, operating expense reductions and synergies had been realized on the first day of the applicable period and as if such cost savings, operating expense reductions and synergies were realized for the entirety of such period); provided, that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Company. For the purposes of the Indenture, “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken, or with respect to which substantial steps have been taken or are expected to be taken, net of the amount of actual benefits realized during such period from such actions.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to the Company, any Subsidiary that was not formed under the laws of the United States of America or any state thereof.

“Forward Subscription Agreement” means that certain forward subscription agreement dated as of December 22, 2011 pursuant to which Carter’s Canadian Holdings, LLC agreed to purchase Equity Interests of The Genuine Canadian Corp., an Ontario corporation and the successor by amalgamation to Northstar Canadian Operations Corp.

“Foreign Restricted Subsidiary” means any Foreign Subsidiary that is not an Unrestricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means Carter’s and the Subsidiary Guarantors, collectively.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations, including deferred or other contingent purchase price obligations, until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(d)	representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of the Company appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness that is not recourse to the Company or any Restricted Subsidiary or limited recourse (limited solely to such specified asset securing such Indebtedness) will be the lesser of (i) the fair market value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person;

provided, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) reimbursement obligations under commercial letters of credit (provided that unreimbursed amounts under letters of credit shall be counted as Indebtedness three (3) Business Days after such amount is drawn), (c) obligations under or in respect of Qualified Securitization Facilities; provided, further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness or (d) deferred or prepaid revenues.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, BMO Capital Markets Corp., Fifth Third Securities, Inc., HSBC Securities (USA) Inc., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc.

“interest” means, with respect to the Notes, interest on the Notes.

“Investment Grade Rating” means a debt rating of the Notes of BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P and Moody’s or in the event S&P or Moody’s shall cease rating the Notes and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Company and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers members of management and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person (excluding, in the case of the Company and its Restricted Subsidiaries, intercompany advances or indebtedness made in the ordinary course of business having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) made in the ordinary course of business or consistent with past practice). For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment shall be the original cost of such Investment as reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount (including in respect of dispositions) received in cash by the Company or a Restricted Subsidiary in respect of such Investment; provided that the aggregate amount of such dividend, distribution, interest payment, return of capital, repayment or other amount shall not exceed the original amount of such Investment.

“Issue Date” means the date of first issuance of the Notes under the Indenture.

“joint venture” means any joint venture which is, directly or indirectly, engaged primarily in a Related Business, and the Equity Interests of which are owned by the Company and/or any of its Restricted Subsidiaries and/or one or more Persons other than the Company and/or any of its Restricted Subsidiaries.

“Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Indebtedness outstanding on the last day of such Test Period (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), to (b) Consolidated EBITDA of the Company for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash and Cash Equivalent proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of (i) the costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale by a Restricted Subsidiary, (ii) the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Company or any Restricted Subsidiary until such time as such claim shall have been settled or otherwise finally resolved, or paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Sale, (iii) any relocation expenses incurred as a result thereof, (iv) other fees and expenses, including title and recordation expenses, (v) in the case of any disposition by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause) attributable to minority interests and not available for distribution to or for the account of a Company or a Wholly Owned Restricted Subsidiary as a result thereof, (vi) taxes (or tax distributions made pursuant to clause (7) of the second paragraph of “Certain Covenants—Restricted Payments”) paid or payable as a result thereof (including taxes that are or would be imposed on the distribution or repatriation of any such proceeds) or any transactions occurring or deemed to occur to effectuate a payment under the Indenture, (vii) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness that is not Subordinated Indebtedness or amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by clause (A) of the second paragraph of “Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales”) to be paid as a result of such transaction and (viii) any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Northstar Loan” means that certain loan from the Company to The Genuine Canadian Corp., an Ontario corporation and Subsidiary of the Company, as successor by amalgamation to Northstar Canadian Operations

Corp., in an aggregate principal amount of C$40.0 million Canadian Dollars, which is evidenced by a note in the amount of C$40,000,000 Canadian Dollars (the “Northstar Note”).

“Northstar Security Agreement” means that certain security agreement, dated as of December 22, 2011, entered into in connection with the Northstar Loan by the Company and The Genuine Canadian Corp., an Ontario corporation and Subsidiary of the Company, as successor by amalgamation to Northstar Canadian Operations Corp., as from time to time amended or otherwise modified.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, any Manager or Member, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller, the Secretary or Assistant Secretary or the Clerk or Assistant Clerk of the Company or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed by an Officer of the Company or any other Person, as the case may be, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel, who may be internal counsel for the Company, or who is otherwise reasonably acceptable to the Trustee, complying with certain provisions in the Indenture.

“Parent Guarantee” means, individually, the Guarantee of payment of the Notes by Carter’s pursuant to the terms of the Indenture. The Parent Guarantee will be in the form prescribed by the Indenture.

“Participating Member State” means each state so described in any EMU Legislation.

“Permitted Acquisition” means any Investment of the type described in clause (3) of the definition of “Permitted Investments,” any Investment or other acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests or assets of, another Person, in each case to the extent constituting a Permitted Investment or permitted under “Certain Covenants—Restricted Payments.”

“Permitted Additional Restricted Payment” means additional Restricted Payments made by the Company, if after giving pro forma effect to such Restricted Payment, the Leverage Ratio of the Company as of the end of the most recently ended fiscal quarter for which internal financial statements are available is less than 2.50:1.00.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash or Cash Equivalents, or in Investment Grade Securities (with the determination of a security being an Investment Grade Security made solely at the time of the Investment);

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or business or a division, business unit, line of business or product line of such Person) that is engaged

(directly or through entities that will be Restricted Subsidiaries) in a Related Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets or business (or such division, line of business, business unit or product line) to, or is liquidated into, the Company or a Restricted Subsidiary;

and, in each of the cases of clause (3)(a) and (3)(b), any Investment held by such acquired Person at the time of the acquisition; provided such Investment was not acquired in contemplation of such Person’s acquisition;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company, Carter’s or any other direct or indirect parent company of the Company;

(6) investments in accounts or notes receivable acquired in the ordinary course of business;

(7) (i) loans and advances to employees, directors, officers, members of management and consultants of Carter’s, the Company and the Restricted Subsidiaries made in the ordinary course of business for business-related travel, entertainment, relocation and analogous ordinary business purposes; and (ii) loans and advances to past, present and future employees, directors, officers, members of management and consultants of Carter’s, the Company and the Restricted Subsidiaries (and, in each case, such Person’s Controlled Investment Affiliates and Immediate Family Members ) made in connection with such Person’s purchase of Equity Interests (other than Disqualified Capital Stock) of Carter’s, so long as, in the case of this clause (ii), if such loan or advance is made to purchase Equity Interests, such purchase price is immediately contributed to the Company;

(8) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(9) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit, (ii) customary trade arrangements with customers consistent with past practices and (iii) advances, loans or extensions of trade credit by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(10) reclassification of any Investment initially made in the form of equity as a loan or advance, and reclassification of any Investment initially made in the form of a loan or advance as equity; provided in each case that the amount of such Investment is not increased thereby;

(11) Investments in Affiliated Charitable Organizations not exceeding $10.0 million in the aggregate during the term of the Indenture;

(12) advances of payroll payments to employees, directors, officers, members of management and consultants of Carter’s, the Company and the Restricted Subsidiaries in the ordinary course of business;

(13) Investments consisting of the contribution of Equity Interests of any other Foreign Restricted Subsidiary or any Disregarded Domestic Subsidiary held directly by the Company or a Restricted Subsidiary in exchange for Indebtedness, Equity Interests or a combination thereof of the Foreign Restricted

Subsidiary or Disregarded Domestic Subsidiary to which such contribution is made or the exchange of Equity Interests in any Foreign Restricted Subsidiary or Disregarded Domestic Subsidiary for Indebtedness of such Foreign Restricted Subsidiary or Disregarded Domestic Subsidiary, as applicable;

(14) Guarantees by the Company or a Restricted Subsidiary of leases (other than Capitalized Lease Obligations) or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(15) Investments in Treasury Management Agreements with Treasury Management Banks;

(16) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at any time outstanding, not to exceed the greater of $150.0 million and 9.0% of Consolidated Total Assets;

(17) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any such Investment or binding commitment existing on the Issue Date; provided, that the amount of any such Investment or binding commitment may be increased only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Indenture;

(18) Hedging Obligations permitted under clause (7) of the covenant described in “Certain Covenant—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(19) distributions or payments of Securitization Fees;

(20) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” performance guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of liens on the assets of the Company or any Restricted Subsidiary in compliance with the covenant described under “Certain Covenants—Liens”;

(21) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (8), (9), (11) and (15) of such paragraph);

(22) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(23) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(24) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(25) repurchases of Notes;

(26) loans and advances to any direct or indirect parent of the Company in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such parent in accordance with clauses (4), (5) or (7) of the second paragraph under “Certain Covenants—Restricted Payments”, such Investment being treated for purposes of the applicable clause of such covenant, including any limitations, as if a Restricted Payment made pursuant to such clause;

(27) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

(28) any Investment made in connection with the Canadian Reorganization Documents or the transactions contemplated thereby.

“Permitted Liens” means:

(1) Liens securing Indebtedness and related Obligations under Credit Facilities incurred pursuant to clause (1) of the second paragraph under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Issue Date (including Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirements shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the Indebtedness secured thereby is permitted under the second paragraph of the covenant entitled “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4) Liens securing Indebtedness or obligations permitted pursuant to clauses (4), (5) and (9) of the second paragraph of the covenant entitled “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, that (a) Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (5) relate only to obligations relating to Permitted Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of “Permitted Refinancing Indebtedness”), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after acquired property, (b) Liens securing obligations relating to Indebtedness permitted to be incurred pursuant to clause (9) extend only to the assets of Restricted Subsidiaries of the Company that are not Guarantors, and (c) Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) of the second paragraph under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” extend only to the assets so purchased, replaced, leased or improved and proceeds and products thereof;

(5) Liens for taxes or governmental charges (i) not yet due or not more than 30 days overdue or (ii) which are being contested in good faith by appropriate actions promptly instituted and diligently conducted;

(6) Liens on property subject to Sale and Leaseback Transactions permitted under the Indenture and general intangibles related thereto;

(7) Liens imposed by law, such as landlord’s, sublandlord’s, carrier’s, warehousemen’s, materialmen’s, construction, repairmen’s and mechanic’s Liens, or other customary Liens (other than in respect of Indebtedness) and, in each case incurred in the ordinary course of business for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are being contested in good faith by appropriate actions, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(8) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or insurance (or self-insurance arrangements), or to secure the performance of tenders, statutory obligations, surety bonds and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money or other Indebtedness) and pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any of its Restricted Subsidiaries or in respect of self-insurance arrangements;

(9) judgment Liens for the payment of money not giving rise to an Event of Default;

(10) survey exceptions, covenants, easements, rights-of-way, restrictions, encroachments, other minor defects or irregularities in title, and leases or subleases, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole;

(11) (i) any interest or title of a lessor or sublessor under any lease of real estate permitted under the Indenture entered into by the Company or any Subsidiary in the ordinary course of its business covering only the assets so leased of real estate permitted under the Indenture and (ii) deposits of cash with the owner or lessor of premises leased and operated by the Company or any of its Subsidiaries to secure the performance of the Company’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(12) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits or accounts (including the right of set-off) and which are within the general parameters customary in the banking industry;

(13) (x) Liens on property of any Subsidiary that is not a Guarantor, which Liens secure Indebtedness and related Obligations of such non-Guarantor Subsidiary permitted by the covenant set forth above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and (y) Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness or other Obligations of such Unrestricted Subsidiaries;

(14) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business permitted under the Indenture;

(15) any interest or title of a lessor or sublessor under any lease of real estate permitted under the Indenture entered into by the Company or any Restricted Subsidiary in the ordinary course of its business covering only the assets so leased of real estate permitted under the Indenture;

(16) leases, licenses, subleases or sublicenses and, in each case, terminations thereof granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(17) Liens on assets securing obligations in an aggregate amount, together with all other Liens on assets securing obligations pursuant to this clause (17), not to exceed the greater of (x) $75.0 million and (y) 4.5% of Consolidated Total Assets at any time outstanding (in each case, determined as of the date of such incurrence);

(18) Liens (i) on cash advances in favor of the seller of any property to be acquired in a Permitted Investment or Permitted Acquisition to be applied against the purchase price for such Investment or Permitted Acquisition and (ii) consisting of an agreement to dispose of any property in an Asset Sale or any disposition not constituting an Asset Sale permitted under the Indenture, in each case, solely to the extent such Investment, acquisition, Asset Sale or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(19) Liens securing Indebtedness and related Obligations of any Foreign Restricted Subsidiary on any assets of any Foreign Restricted Subsidiary;

(20) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by the Indenture;

(21) (i) Liens arising from UCC or similar financing statement filings regarding operating leases, consignments or accounts entered into by the Company or its Restricted Subsidiaries in the ordinary course of business, (ii) purported Liens evidenced by the filing of precautionary UCC or similar financing statements or similar public filings and (iii) any UCC or similar financing statement filed against the Company or any of its Restricted Subsidiaries not authorized by the Company or such Restricted Subsidiaries;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property and ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(24) licenses and sublicenses of patents, trademarks and other intellectual property rights granted by the Company or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Company or such Restricted Subsidiary;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Restricted Payments” and the definition of “Permitted Investments”;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness or Obligations secured by any Lien referred to in clauses (3), (4), (6), (28) and (38); provided, that (a) such new Lien shall be limited to all or part of the same property (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after acquired property) that secured the original Lien (plus improvements and accessions on such property) and proceeds and products thereof, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (3), (4) and (28) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums and accrued and unpaid interest), related to such modification, refinancing, refunding, extension, renewal or replacement;

(28) Liens existing on the Issue Date;

(29) Liens securing (x) Hedging Obligations and (y) obligations in respect of Treasury Management Agreements;

(30) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations or obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(31) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the clients of the Company or its Restricted Subsidiaries;

(32) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(33) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(34) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(35) any encumbrance or restriction (including put and call arrangements, tag, drag, right of first refusal and similar rights) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(36) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(37) Liens securing obligations in respect of the Notes and the related Guarantees;

(38) Liens securing Indebtedness and related Obligations permitted to be incurred under the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that, with respect to Liens securing any such Indebtedness and related Obligations, at the time of incurrence and after giving pro forma effect thereto and the application of the net proceeds therefrom, the Secured Leverage Ratio for the Test Period immediately preceding the incurrence of such Lien would be no greater than 2.25 to 1.00;

(39) Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods; and

(40) any Lien created under the Canadian Reorganization Documents and any replacement, restatement, amendment or modification thereof; provided any such replacement, amendment or modification does not contain terms materially more restrictive or adverse to the Holders than the terms contained in the Canadian Reorganization Documents on the Issue Date.

During any Suspension Period, the relevant clauses of the covenant entitled “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” shall be deemed to be in effect solely for purposes of determining the amount available under clauses (1) and (4) above.

“Permitted Refinancing Indebtedness” means (x) Indebtedness incurred by the Company or any Restricted Subsidiary, (y) Disqualified Stock issued by the Company or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock, including Permitted Refinancing Indebtedness, so long as:

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness, the amount of, plus any accrued and unpaid dividends on, the Preferred Stock or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus an amount equal to any existing commitments unutilized under such Refinanced Debt, plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Refinanced Debt;

(2) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(3) such Permitted Refinancing Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness, Preferred Stock or Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (or, if earlier, the date that is 91 days after the maturity date of the Notes);

(4) solely for the purposes of clause (3) of the second paragraph of “Certain Covenants—Restricted Payments”, to the extent such Permitted Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in a Permitted Acquisition or any other acquisition and not created in contemplation thereof), such Permitted Refinancing Indebtedness is subordinated to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Permitted Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively.

Permitted Refinancing Indebtedness shall not include:

(a) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Company;

(b) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(c) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that clauses (2) and (3) of this definition will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness other than Indebtedness incurred under clauses (2) and (3) of the second paragraph of the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” any Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), Disqualified Stock and Preferred Stock.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate or unincorporated organization or government or any agency or political subdivision thereof or any other entity (including any subdivision or ongoing business of any such entity, or substantially all of the assets of any such entity, subdivision or business).

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) or (2) constituting a receivables financing facility or factoring facility.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available (for reasons outside the control of the Company), a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P’s or Moody’s, or both, as the case may be.

“Registration Rights Agreement” means the Registration Rights Agreement related to the Notes, dated as of the Issue Date, among the Company, the Guarantors and the Initial Purchasers, as amended, supplemented or modified from time to time, and any similar agreement entered into in connection with the issuance of any Additional Notes.

“Related Business” means (1) any business conducted or proposed to be conducted by the Company or any of its Restricted Subsidiaries on the Issue Date and any reasonable extension thereof and (2) any business or other activities reasonably related, complementary, similar, incidental or ancillary thereto (including related, complementary, similar, incidental or ancillary technologies) or reasonable extensions, developments or expansions thereof.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Related Business; provided, that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise specified, references to “Restricted Subsidiary” or “Restricted Subsidiaries” shall be construed as references to the Restricted Subsidiaries of the Company.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill, Inc., a New York corporation, or any successor rating agency.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the United States Securities and Exchange Commission.

“Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Indebtedness that is secured by a Lien (other than any Indebtedness of a Restricted Subsidiary which is not a Guarantor which is not secured by any assets of the Company or a Guarantor) outstanding on the last day of such Test Period (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) to (b) Consolidated EBITDA of the Company for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing or factoring facility.

“Securitization Facility” means any of one or more receivables, securitization financing facilities or factoring facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the Issue Date.

“Specified Transaction” means (a) solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, to the Company and its Restricted Subsidiaries, (b) any designation of operations or assets of the Company or a Restricted Subsidiary as discontinued operations (as defined under GAAP), (c) any Investment that results in a Person becoming a Restricted Subsidiary, (d) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with the Indenture, (e) any Permitted Acquisition or (f) any asset sale that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Company or any asset sale of a business unit, line of business or division of the Company or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor that is subordinated in right of payment to the Notes or the Subsidiary Guarantee of the Subsidiary Guarantor, as the case may be.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereto); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereto);

provided, that notwithstanding anything to the contrary herein, no Affiliated Charitable Organization shall be considered a Subsidiary.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means:

(1) each Restricted Subsidiary of the Company on the date of the Indenture that guarantees Indebtedness of the Company under the Credit Agreement, except for Excluded Subsidiaries; and

(2) any other Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns, in each case, until such Person is released from its Subsidiary Guarantee in accordance with the terms of the Indenture.

“Test Period” in effect at any time means the Company’s most recently ended four fiscal quarters for which internal financial statements are available (as determined in good faith by the Company).

“Transactions” shall mean the issuance of the Notes on the Issue Date and the use of proceeds thereof by the Company for general corporate purposes, including without limitation, the dividend or distribution of such proceeds to Carter’s for the repurchase or other acquisition or retirement for value of Capital Stock of Carter’s.

“Transaction Expenses” means any fees or expenses incurred or paid by any direct or indirect parent of the Company, the Company or any of its (or their) Restricted Subsidiaries in connection with the Transactions.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including netting services, deposit accounts, debit, purchase or credit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Treasury Management Bank” means each counterparty to a Treasury Management Agreement with the Company or any Subsidiary Guarantor.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has, at the time of such designation, no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that would be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an

Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the most recently ended Test Period; and (2) no Default or Event of Default would be in existence following such designation.

If a Subsidiary Guarantor is designated as an Unrestricted Subsidiary, the Subsidiary Guarantee of that Guarantor shall be released. If an Unrestricted Subsidiary becomes a Restricted Subsidiary and is not an Excluded Subsidiary, such Restricted Subsidiary shall become a Subsidiary Guarantor in accordance with the terms of the Indenture.

Notwithstanding the foregoing, no Subsidiary of the Company shall be designated an Unrestricted Subsidiary during any Suspension Period.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purpose of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

General

The exchange notes will be issued in fully registered global form. The exchange notes initially will be represented by one or more global certificates without interest coupons (the “global notes”). The global notes will be deposited with the trustee as a custodian for DTC, as depositary, and registered in the name of a nominee of such depositary or its nominee for credit to the accounts of direct or indirect participants in DTC, as described below under “—Depositary Procedures.”

The global notes will be deposited on behalf of the acquirers of the exchange notes for credit to the respective accounts of the acquirers or to such other accounts as they may direct. Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for the exchange notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

DTC has advised us that it is: a limited purpose trust company organized under the New York State Banking Law; a “banking organization” within the meaning of the New York State Banking Law; a member of the U.S. Federal Reserve System; a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participating organizations (collectively, the “participants”) and facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by DTC, ownership of interests in the global notes will be shown on, and the transfer of ownership of such interest will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes). Investors in the global notes may hold their interests therein directly through DTC if they are participants in such system or indirectly through organizations that are participants or indirect participants in such system. All interests in the global notes will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have exchange notes registered in their names, will not receive physical delivery of the exchange notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of and premium, if any, and interest on the global notes registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the Trustee or any agent of ours or the trustee has or will have any responsibility or liability for: any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the exchange notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Interests in the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such participant or participants has or have given such direction.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies the issuer at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	the issuer, at its option, notifies the trustee that it elects to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relevant to the exchange offer to holders of outstanding notes. This summary does not purport to be a complete analysis of all potential U.S. federal income tax effects.

This discussion is based on provisions of the Code, U.S. Treasury regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect or in existence as in the date hereof, all of which are subject to change or to different interpretation. Any such change or different interpretation may be applied retroactively in a manner that could adversely affect a holder and the continued validity of this discussion.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to holders in light of their particular circumstances, such as the application of the alternative minimum tax or the 3.8% Medicare tax on net investment income. This discussion also does not address the U.S. federal income tax considerations that may be relevant to holders subject to special rules (including banks or other financial institutions, bond houses, brokers, or similar persons or organizations acting in the capacity of initial purchasers, placement agents or wholesalers, U.S. expatriates, insurance companies, dealers or traders in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, real estate investment trusts and regulated investment companies and shareholders of such corporations, grantor trusts, entities that are tax-exempt for U.S. federal income tax purposes, retirement plans, individual plans, individual retirement accounts and tax-deferred accounts, U.S. persons that use a mark-to-market method of accounting, and persons holding the notes as part of a “straddle,” “hedge,” “constructive sale,” “conversion transaction,” “wash sale,” “synthetic security,” or other integrated transaction). In addition, this discussion is limited to holders that acquire the exchange notes pursuant to the exchange offer. Moreover, this discussion only applies to a beneficial holder that holds outstanding notes as “capital assets” (generally, investment property) within the meaning of Section 1221 of the Code, and this discussion does not consider the effect of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws), or of any applicable state, local, or non-U.S. tax laws.

The Exchange

The exchange of an outstanding note for an exchange note pursuant to the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes, and accordingly a holder will not recognize any gain or loss upon the receipt of an exchange note for an outstanding note. A holder’s holding period for an exchange note will include the holding period for the outstanding note exchanged therefor, and a holder’s tax basis in the exchange note immediately after the exchange will be the same as such holder’s adjusted tax basis in such outstanding note immediately before the exchange.

This discussion is for general information only. Holders of outstanding notes are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances as well as the application of foreign, state, local, gift, estate or other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly provide such number of copies of this prospectus (as the amended or supplemented) as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding notes acquired directly from the Company) may exchange such outstanding notes for exchange notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by such broker-dealer pursuant to the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. Any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, legal, printing and related fees and expenses. Notwithstanding the foregoing, holders of the outstanding notes shall pay all agency fees and commissions and underwriting discounts and commissions, if any, attributable to the sale of such outstanding notes or exchange notes.

LEGAL MATTERS

The validity and enforceability of the exchanges notes and the related guarantees offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 28, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered part of this prospectus, except that if information in this prospectus updates information in a document incorporated by reference that has already been filed with the SEC, the information in this prospectus will supersede such information in such document incorporated by reference. Information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference into this prospectus from the date we file the document containing such information.

Except to the extent furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC rules (unless otherwise noted below), we incorporate by reference the following documents that we have filed with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus until the completion of the offering of the notes or this offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 28, 2013, filed on February 26, 2014;

•	Quarterly Report on Form 10-Q for the period ended March 29, 2014, filed on April 28, 2014;

•	current report on Form 8-K, filed on May 14, 2014; and

•	The description of the Common Stock, $0.01 par value per share, contained in Item I of the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Exchange Act on October 20, 2003.

You may obtain these items at no cost by requesting them in writing or calling us at the following address:

Secretary

Carter’s, Inc.

3438 Peachtree Street NE, Suite 1800

Atlanta, Georgia

(678) 791-1000

Copies of the reports containing these items are also available, without charge, on our website at www.carters.com. The contents of our website have not been, and shall not be deemed to be, incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public at the SEC’s Internet website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on our website at http://www.carters.com. The information on our website is not a part of this prospectus.

The William Carter Company

OFFER TO EXCHANGE

$400,000,000 aggregate principal amount of its 5.250% Senior Notes due 2021, the issuance of which has been registered under the Securities Act of 1933,

for

any and all of its outstanding 5.250% Senior Notes due 2021.

PROSPECTUS

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.